UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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FRANKLIN RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FRANKLIN RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DEAR STOCKHOLDER:

The Board of Directors of Franklin Resources, Inc. (the “Company”) invites you to attend the 2014 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, March 12, 2014 at 10:00 a.m., Pacific Time, in the H. L. Jamieson Auditorium, at One Franklin Parkway, Building 920, San Mateo, California for the following purposes:

1.	To elect the 10 nominees for director named herein to the Board of Directors to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.

3.	To approve the adoption of the Franklin Resources, Inc. 2014 Key Executive Incentive Compensation Plan.

4.	To hold an advisory vote to approve the compensation of the Company’s named executive officers.

5.	To consider and vote on a stockholder proposal, if properly presented at the Annual Meeting.

6.	To transact such other business that may properly be raised at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

We are primarily furnishing proxy materials to our stockholders on the Internet rather than mailing paper copies of the materials to each stockholder. As a result, some of you will receive a Notice of Internet Availability of Proxy Materials and others will receive paper copies of the Proxy Statement and our Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and the Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. Electronic delivery is designed to expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement, the proxy card, the Annual Report, and any amendments to the foregoing materials that are required to be furnished to stockholders are available for you to review online at www.proxyvote.com.

The Company’s Board of Directors has fixed the close of business on January 14, 2014 as the record date for the determination of stockholders entitled to receive notice of, and to vote on, all matters presented at the Annual Meeting or any adjournments thereof. Your vote is very important. Even if you think that you will attend the Annual Meeting, we ask you to please cast your vote. You may vote your shares via the Internet, by telephone, by mail or in person at the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders as of the record date. Each stockholder will need to provide an admission ticket or proof of ownership of the Company’s stock and valid picture identification for admission to the meeting. Admission procedures are described further on page 3 of the Proxy Statement.

By order of the Board of Directors,

MARIA GRAY

SECRETARY

JANUARY 23, 2014

SAN MATEO, CALIFORNIA

Your vote is important.

Please vote via the Internet, by telephone, by mail or in person at the Annual Meeting.

FRANKLIN RESOURCES, INC.

One Franklin Parkway

San Mateo, California 94403-1906

PROXY STATEMENT

January 23, 2014

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are furnished in connection with the solicitation by the Board of Directors of Franklin Resources, Inc., a Delaware corporation (the “Company”), of the accompanying proxy to be voted at the 2014 annual meeting of stockholders (the “Annual Meeting”), which will be held on Wednesday, March 12, 2014, at 10:00 a.m., Pacific Time, in the H. L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California, 94403-1906, at the Company’s principal executive offices. We expect that this Proxy Statement and the enclosed proxy will be mailed and/or made available to each stockholder entitled to vote on or about January 23, 2014.

All materials filed by the Company with the Securities and Exchange Commission (the “SEC”) can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Under the rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily over the Internet. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and help to conserve natural resources. On or about January 23, 2014, we mailed to each of our stockholders (other than those who previously requested electronic or paper delivery, participants in the Franklin Templeton 401(k) Retirement Plan (the “401(k) Plan”) and holders of shares in excess of certain thresholds), a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this Proxy Statement and our Annual Report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials at www.proxyvote.com. If you received paper copies of our proxy materials and wish to receive them by electronic delivery in the future please request electronic delivery on www.proxyvote.com or https://enroll.icsdelivery.com/ben/Default.aspx.

VOTING INFORMATION

WHO CAN VOTE?

Holders of the Company’s common stock, par value $0.10 per share (the “common stock”), at the close of business on January 14, 2014 (the “Record Date”) are entitled to one vote for each share owned on that date on each matter presented at the Annual Meeting. As of December 31, 2013, the Company had 630,966,855 shares of common stock outstanding. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of this Proxy Statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or on the Internet.

WHAT MATTERS ARE TO BE CONSIDERED AT THE MEETING?

At the Annual Meeting, stockholders will be asked to consider and vote upon the: (1) election of 10 directors to the Company’s Board of Directors (the “Board of Directors” or “Board”) to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal; (Proposal No. 1); (2) ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014 (“fiscal year 2014”) (Proposal No. 2); (3) approval of the adoption of the Franklin Resources, Inc. 2014 Key Executive Incentive Compensation Plan (“2014 KEIP”) (Proposal No. 3); (4) approval, by advisory vote, of the compensation of the Company’s named executive officers (Proposal No. 4); and, (5) a stockholder proposal on genocide-free investing (Proposal No. 5).

The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

In order to take any action at the Annual Meeting, a majority of the Company’s outstanding shares as of the Record Date must be present in person or by proxy and entitled to vote at the meeting. This is called a quorum.

WHO COUNTS THE VOTES?

The voting results will be tallied by Broadridge Financial Solutions, Inc. and the Inspector of Elections, and reported on a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

WHAT IS A PROXY?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the persons named on the proxy card (Gregory E. Johnson, Chairman of the Board, Chief Executive Officer and President; Rupert H. Johnson, Jr., Vice Chairman; and Maria Gray, Vice President and Secretary) to vote your shares at the Annual Meeting.

HOW DO I VOTE?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record. You may also vote by telephone, using the Internet or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker, or other holder of record provided to you for more information on these options. Except for certain stockholders described below, the deadline for voting by telephone or by using the Internet is 11:59 p.m., Eastern Time (“ET”), on Tuesday, March 11, 2014.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. For stockholders of record that return their proxy card but do not provide instructions on how to vote, the persons named as your proxy holders on the proxy card will vote the shares represented by the proxy FOR all nominees to the Board of Directors (Proposal No. 1); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “independent auditors”) for fiscal year 2014 (Proposal No. 2); FOR the approval of the adoption of the 2014 KEIP (Proposal No. 3); FOR the approval, by advisory vote, of the compensation of the Company’s named executive officers (Proposal No. 4); and, AGAINST the stockholder proposal on genocide-free investing (Proposal No. 5). For beneficial holders that return their voting instructions but do not provide instructions on how to vote, your bank, broker or other holder of record will only have the discretion to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2014 (Proposal No. 2). Additionally, unless you specify otherwise on your proxy card, if any other matters come before the Annual Meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

For participants in the Franklin Templeton 401(k) Retirement Plan, your shares will be voted as you specify on your proxy card. If you do not vote, your shares will be voted by the independent fiduciary for and against the proposals in the same proportion as shares for which directions are received by the independent fiduciary, unless the independent fiduciary decides that the law requires that the independent fiduciary vote them differently. (This also means that the way you vote will also affect how the independent fiduciary will vote the shares of participants who do not vote.) If you wish to abstain from voting on any matter, you must indicate this on your proxy card. You cannot vote your 401(k) Plan shares in person at the meeting. To allow sufficient time for your shares to be voted as you instruct, the trustee must receive your vote by no later than 2:00 p.m. ET on Friday, March 7, 2014.

For participants in the Franklin Resources, Inc. amended and restated 1998 Employee Stock Investment Plan (the “ESIP”), who have shares in accounts established at Computershare, your shares will be voted by Computershare as you specify on your proxy card. If you do not designate how your shares should be voted, Computershare will only have the discretion to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2014 (Proposal No. 2). You cannot vote your ESIP shares in person at the meeting. To allow sufficient time for voting, Computershare must receive your vote by no later than 2:00 p.m. ET on Friday, March 7, 2014.

CAN I CHANGE OR REVOKE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Whether your vote is submitted via the mail, the Internet or by telephone, you may change or revoke your proxy at any time before it is voted. A proxy, including an Internet or telephone vote, may be changed or revoked by submitting another proxy with a later date at any time prior to the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person. Participants in the 401(k) Plan and those holding shares purchased through the ESIP, which are held in accounts with Computershare, may revoke their proxy by no later than 2:00 p.m. ET on Friday, March 7, 2014.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING INSTEAD OF VOTING BY PROXY?

Yes. Please see requirements for attending the Annual Meeting below. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted. Beneficial owners must obtain a “legal proxy” from your bank, broker or other holder of record that holds your shares in order to vote your shares at the meeting. Participants in the 401(k) Plan and those holding shares purchased through the ESIP, which are held in accounts with Computershare must vote by no later than 2:00 p.m. ET on Friday, March 7, 2014 and may not vote at the Annual Meeting.

WHO MAY ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting is limited to stockholders as of the Record Date. You will need to provide proof of ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record you must present proof, such as a bank or brokerage account statement, of your ownership of common stock as of January 14, 2014, to be admitted to the Annual Meeting. For holders of record, please bring either the admission ticket attached to your proxy card or your Notice of Internet Availability of Proxy Materials. At the Annual Meeting, representatives of the Company will confirm your stockholder status. Stockholders must also present a form of photo identification such as a driver’s license or passport to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, bags, briefcases, packages or similar items will be permitted at the Annual Meeting.

HOW ARE VOTES COUNTED?

To be counted as “represented”, a proxy card must have been returned for those shares, the stockholder must have voted the shares by telephone or over the Internet, or the stockholder must be present at the meeting. Votes will be tabulated by Broadridge Financial Solutions, Inc. and the Inspector of Elections appointed for the meeting. Affirmative and negative votes, abstentions and broker non-votes will be separately tabulated.

WHAT IS A BROKER NON-VOTE?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, the ratification of the selection of an independent registered public accounting firm (Proposal No. 2), is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers may not vote on the other proposals contained in this Proxy Statement, which are considered “non-routine” proposals, unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes”.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

•

The election of directors (Proposal No. 1) requires that a director receive a majority of the votes cast with respect to that director at the Annual Meeting. This means that the number of shares of stock voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions and broker non-votes will not have any effect on the election of directors.

•

The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, are necessary to ratify the appointment of PricewaterhouseCoopers LLP (Proposal No. 2). Abstentions will have the same effect as a vote against this proposal.

•

The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, are necessary to approve the adoption of the 2014 KEIP. (Proposal No. 3). Abstentions will have the same effect as a vote against this proposal. Broker non-votes will not have any effect on the outcome of this proposal.

•

The approval, by advisory vote, of the compensation of the Company’s named executive officers (Proposal No. 4) requires a majority of the votes cast with respect to this matter. This means that the number of shares of stock voted “FOR” approval of the compensation of the Company’s executive directors must exceed the number of votes cast “AGAINST” the proposal. The vote on Proposal No. 4 is advisory and therefore not binding on the Company. Abstentions and broker non-votes will not have any effect on the approval of this proposal.

•

The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, are necessary to approve the stockholder proposal on genocide-free investing (Proposal No. 5). Abstentions will have the same effect as a vote against this proposal.

Shares that are voted in person or by proxy are treated as being present at the meeting for purposes of establishing a quorum, and will be included in determining the number of shares represented and voted at the Annual Meeting with respect to such matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

WHO PAYS FOR THIS PROXY SOLICITATION?

Your proxy is being solicited by the Board on behalf of the Company. The Company pays the cost of soliciting your proxy and reimburses brokerage costs and other fees for forwarding proxy materials to you.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

The Corporate Governance Committee of the Board recommended and nominated, and the Board approved, the nominees named below for election as members of the Board. With the exception of Charles E. Johnson who joined the Board last June, each director nominee was elected by the Company’s stockholders at the Company’s last annual meeting of stockholders and, accordingly, is standing for re-election. Mr. C. E. Johnson was recommended to the Board by the Company’s employee directors. One current director, Charles Crocker, who has been a member of the Board since 2003, will not be standing for re-election at the meeting, since under our Corporate Governance Guidelines he is not eligible to be recommended for nomination as a director due to his age. The Corporate Governance Committee and the Board believe that the nominees have the requisite experience, qualifications, attributes and skills to provide the Company with effective oversight of a global investment management organization. The Corporate Governance Committee and the Board believe that there are general requirements and skills that are required of each director and other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board believes that, consistent with these requirements, each nominee displays a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interest of the Company and its stockholders and a dedication to enhancing stockholder value. The Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider. The Corporate Governance Committee’s Policy Regarding Nominations and Qualifications of Directors described below outlines the qualities that the Corporate Governance Committee and the Board seek in director nominees.

If elected, each nominee will serve until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

In accordance with the Company’s Director Independence Standards, described more fully below, and the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following director nominees are independent and do not have a material relationship with the Company: Samuel H. Armacost; Peter K. Barker; Mark C. Pigott; Chutta Ratnathicam; Laura Stein; Anne M. Tatlock; and Geoffrey Y. Yang. In addition, Charles Crocker, who will continue to be a member of the Board until his expected retirement at the Annual Meeting, is an independent director. With respect to Mr. Barker, the Corporate Governance Committee considered payments for legal and filing fees related to visas and work permits during fiscal year 2013 to Fragomen, Del Ray, Bersen and Loewy, LLP, (“Fragomen”), a global immigration law firm, at which Mr. Barker’s brother was a partner until his retirement on December 31, 2013. The Company’s use of Fragomen’s services is managed through the human resources group which handles visa and work permit matters for our employees. The Company has used the services of Fragomen since 2008, before Mr. Barker joined our Board, and Mr. Barker’s brother did not personally provide services to the Company. Mr. Barker does not have a direct or indirect material interest in any of these transactions.

MAJORITY VOTING FOR DIRECTORS

The Company’s Amended and Restated Bylaws provide for majority voting in the election of directors. This means that, in uncontested elections, directors are elected by a majority of the votes cast. Consequently, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Pursuant to the Company’s Corporate Governance Guidelines, the Corporate Governance Committee has established procedures for director resignation in situations where a director fails to receive a majority of votes cast in his or her election. The Company’s Corporate Governance Guidelines provide that, in the event a director fails to be elected, the Corporate Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation within 90 days following certification of the election results. In determining whether or not to recommend that the Board accept any resignation offer, the Corporate Governance Committee may consider all factors believed relevant by such committee’s members. Unless applicable to all directors, the director whose resignation is under consideration is expected to recuse himself or herself from the Board vote. The Board will promptly disclose its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K filed with the SEC. If the Board accepts a director’s resignation pursuant to this process, the Corporate Governance Committee will recommend to the Board whether to fill the vacancy created or reduce the size of the Board.

RECOMMENDATION OF THE BOARD

The Board recommends a vote “FOR” the election to the Board of each of the nominees listed below. The voting requirements for this proposal are described in the “Voting Information” section above.

NOMINEES

Listed below are the names, ages as of December 31, 2013, and principal occupations and membership on public boards for the past five years of each director and nominee. In addition, we have also provided information concerning the particular experience, qualification, attributes and/or skills that the Corporate Governance Committee and the Board considered as relevant to each director and nominee that led to the conclusion that he or she should serve as a director.

Samuel H. Armacost Age 74 Director Since 2004

Chairman Emeritus and Director of the Board of SRI International (formerly Stanford Research Institute), an independent nonprofit technology research and development organization since March, 2010. A member of SRI International’s Board of Directors since 1981, Chairman of the Board from 1998 until March, 2010. Managing Director, Weiss, Peck & Greer LLC, an investment management and venture capital firm, from 1990 until 1998 and Merrill Lynch Capital Markets from 1987 until 1990. President, Director and Chief Executive Officer, BankAmerica Corporation from 1981 until 1986. Previously director of Chevron Corporation and Del Monte Foods Company. Director, Exponent, Inc. and Callaway Golf Company.

Key Attributes, Experience and Skills:

Mr. Armacost has long-term experience and wide-ranging expertise in the Company’s business. Having held various positions for over 22 years with Bank of America and BankAmerica Corporation, including Chief Financial Officer and President and Chief Executive Officer, Mr. Armacost brings strong leadership skills and a valuable perspective on financial, operational and strategic matters to the Board. As a Partner and Managing Director for eight years of Weiss, Peck & Greer LLC, Mr. Armacost was closely involved in the management, sales, and marketing of institutional asset management accounts and various mutual funds. Through his Bank of America service and his participation on the boards of a number of multinational public companies including Chevron Corporation and Del Monte Foods Company, Mr. Armacost brings a deep understanding of issues associated with our operations in multiple jurisdictions.

Peter K. Barker Age 65 Director since 2013

Retired California Chairman of JPMorgan Chase & Co., a global financial services firm, serving from 2009 to January 2013. From 1971 until his retirement in 2003 affiliated with Goldman Sachs & Co., serving as a general partner from 1982 to 1998. Director, Avery Dennison Corp and Fluor Corp.

Key Attributes, Experience and Skills:

Mr. Barker’s significant financial expertise provides the Board with valuable perspectives on international financial, investment management and banking matters. During his 40 plus years of experience with Goldman, Sachs & Co., and JP Morgan Chase & Co., during which he has served in numerous leadership roles, including as head of Goldman Sach’s investment banking activities on the West Coast, he developed a deep understanding of capital structure, strategic planning, mergers and acquisitions and wide-ranging management expertise. Mr. Barker’s current and prior service on the boards of several private and public companies as well as with non-profit organizations including the W.M. Keck Foundation and Claremont McKenna College provides our Board with the benefit of his perspectives on business, corporate governance and citizenship.

Charles E. Johnson Age 57 Director since June 2013; Previously Director from 1993 to 2002

Founder and Managing Member of Tano Capital, a California based family office and alternative asset management firm, with offices in Singapore, Shanghai, Mumbai, Mauritius, Tokyo and the San Francisco Bay Area, since 2004. Director of a subsidiary of the Company. Formerly, Co-President of the Company and an officer and/or director of certain subsidiaries of the Company.

Key Attributes, Experience and Skills:

Mr. C. E. Johnson’s experience as founder and Managing Member of Tano Capital and as a director of company subsidiary, Darby Overseas Investments, Ltd., provides the Board with wide-ranging expertise and insights into alternative asset management and the global fund management industry. He also contributes extensive knowledge of the Company as a result of spending over 20 years of his career working in various positions at the Company and its subsidiaries, including serving as a co-president of the Company from 1999 to 2002 and Chief Executive Officer and President of Templeton Worldwide Inc. from 1994 to 2002. While serving in those roles, Mr. C. E. Johnson’s responsibilities included global oversight of all portfolio management, information technology, product development and mergers and acquisitions. He is a certified public accountant and also serves on the board Curriki, a non-profit organization, as well as on the advisory board of a Salvation Army rehabilitation center.

Gregory E. Johnson Age 52 Director Since 2007

Chairman of the Board since June 2013, Chief Executive Officer of the Company since January 2004 and President of the Company since December 1999; officer and/or director of certain subsidiaries of the Company.

Key Attributes, Experience and Skills:

Mr. G. Johnson brings leadership and extensive business and operating experience, as well as significant knowledge of our Company and the global fund management industry, to the Board. Mr. G. Johnson is a certified public accountant and prior to joining the Company, was a senior accountant with Coopers & Lybrand. Over his 27-year tenure with the Company, Mr. G. Johnson has held officer and director positions with various subsidiaries of the Company, hands-on experience that provides him with in-depth knowledge of the Company’s operations. Mr. G. Johnson’s presence on the Board provides the Board with management’s current perspectives on the Company’s business and strategic vision for the Company. Mr. G. Johnson’s service on various boards of industry organizations, including the Investment Company Institute’s Board of Governors, also provides the Board with the benefit of additional perspectives on industry developments, including regulatory and policy issues. He is a past Chairman and is currently serving as Vice Chairman of the Investment Company Institute.

Rupert H. Johnson, Jr. Age 73 Director Since 1969

Vice Chairman of the Company since December 1999; officer and/or director of certain subsidiaries of the Company; officer and/or director or trustee of various investment companies managed or advised by subsidiaries of the Company.

Key Attributes, Experience and Skills:

Mr. R. Johnson’s service as Vice Chairman of the Company and as an officer, director or trustee of various subsidiaries of the Company and Franklin Templeton mutual funds since its inception provide the Board with significant knowledge of and insights into the Company and the global fund management industry in which we operate. His fundamental knowledge of the Company gained over 48 years gives him an important perspective on the Company and provides significant leadership, business and operational expertise to the Board. Mr. Johnson has served on various industry boards and committees addressing investment company issues including the Board of Governors of the Investment Company Institute. In his capacity with the Company, he has served as Director of Research and is a portfolio manager for one of its funds. He provides the Board with a unique perspective on critical components of the Company’s business.

Mark C. Pigott Age 59 Director since 2011

Chairman and Chief Executive Officer of PACCAR Inc, a global technology company in the capital goods and financial services industries, since January 1997. Formerly, Vice Chairman from January 1995 to December 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989, of PACCAR. Director, PACCAR Inc.

Key Attributes, Experience and Skills:

Mr. Pigott’s experience as Chairman and Chief Executive Officer of PACCAR Inc, a Fortune 200 company, provides the Board with valuable perspectives on financial, operational and strategic matters. Mr. Pigott has been recognized several times as one of the 10 Best CEOs by Forbes magazine. Under his leadership, PACCAR has generated superior long term shareholder returns and received 30 J.D. Power Customer Satisfaction Awards. He brings substantial expertise in the areas of client service and customer satisfaction. As the leader of a major global company, Mr. Pigott has a deep understanding of issues associated with operating in multiple jurisdictions. His service on several boards including the Business Council, the Royal Shakespeare Company America and the PACCAR Foundation, as well as his service on the board of PACCAR, provides our Board with the benefit of his views on business, corporate governance and citizenship, finance and compensation matters.

Chutta Ratnathicam Age 66 Director Since 2003

Retired Senior Vice President and Chief Financial Officer of CNF Inc., a freight transportation, logistics, supply chain management and trailer manufacturing company, from 1997 to March 2005; formerly, Chief Executive Officer of the Emery Worldwide reporting segment of CNF from September 2000 to December 2001.

Key Attributes, Experience and Skills:

Mr. Ratnathicam’s experience of over 27 years in various accounting, finance and executive management roles, including as the Chief Financial Officer at CNF, Inc., provides the Board with significant expertise in the areas of finance, accounting, strategic planning and auditing. Mr. Ratnathicam has held finance and other management positions internationally, and has a keen understanding of the issues facing a multinational business such as the Company. He is on the Advisory Board of the California State University East Bay School of Business and Namaste Direct, a micro finance organization, and qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Laura Stein Age 52 Director Since 2005

Senior Vice President—General Counsel of The Clorox Company, a leading marketer and manufacturer of consumer products, since 2005; formerly, Senior Vice President and General Counsel of H.J. Heinz Company, a global marketer and manufacturer of branded food products, from 2000 to 2005.

Key Attributes, Experience and Skills:

As general counsel of two multinational corporations, with responsibility for legal, compliance, corporate governance, risk management and internal audit, among other matters, Ms. Stein brings expertise in these critical areas to the Board. Ms. Stein speaks six languages and has lived in non-US jurisdictions, bringing a global perspective and experience. She has a deep understanding of financial statements, corporate finance, and accounting. In addition, Ms. Stein’s leadership and service on the boards of non-profit organizations including Corporate Pro Bono, Equal Justice Works and the Leadership Council on Legal Diversity also provide the Board with the benefit of additional perspectives on diversity and corporate citizenship.

Anne M. Tatlock Age 74 Director Since December 21, 2004; Previously, Director from 2001 to Early December 2004

Vice Chairman of the Company from March 2001 to January 2007; Chairman of the Board and Chief Executive Officer from 2000 to 2006 and a director of Fiduciary Trust Company International, a subsidiary of the Company; formerly, President of Fiduciary Trust Company International and director of other subsidiaries of the Company. Previously director of Beam Inc., Fortune Brands, Inc. and Merck & Co. Inc.

Key Attributes, Experience Skills:

As a former Vice Chairman of the Company and the former Chairman and Chief Executive Officer of Fiduciary Trust Company International, a bank subsidiary of the Company, Ms. Tatlock brings strong leadership skills and a wealth of knowledge of and experience with our Company to the Board, including valuable insights on the complex regulatory and banking issues the Company faces. She is a respected investment adviser and heads or serves on the investment committees of numerous entities, including the Bloomberg Family Foundation, the Howard Hughes Medical Institute, the Mayo Clinic and the National September 11 Memorial & Museum at the World Trade Center. Ms. Tatlock provides the Board the benefit of her substantial expertise in the areas of executive compensation and corporate governance from her long tenures on the boards and various committees of Fortune Brands, Inc. and Merck & Co., Inc. as well as several non-profit organizations including the Andrew W. Mellon Foundation.

Geoffrey Y. Yang Age 54 Director since 2011

Managing Director and Founding Partner of Redpoint Ventures, a private equity and venture capital firm, since 1999. Formerly, General Partner with Institutional Venture Partners from 1987 to 1999. Mr. Yang is a past president of the Western Association of Venture Capitalists, director of the National Venture Capital Association, chairman of the Stanford Engineering Fund, an Advisory Council member of the Stanford Graduate School of Business and a member of the President’s Information Technology Advisory Committee. Previously director of BigBand Networks and TiVo, Inc.

Key Attributes, Experience and Skills:

Mr. Yang’s experience as a Founding Partner and Managing Director of Redpoint Ventures provides the Board with valuable perspectives on financial and strategic matters as well as expertise in the capital markets. Since joining the venture capital business in 1985, Mr. Yang has helped start many media and infrastructure companies, including Ask Jeeves, Juniper networks, MySpace and TiVo. This experience provides strategic direction, growth and technology expertise to the Company. Mr. Yang’s current and prior service on the boards of several private and public companies including Ask Jeeves, Calix, Excite and MMC Networks as well as with non-profit organizations including the Advisory Council for the Stanford Graduate School of Business and the U.S. Golf Association, provides our Board with the benefit of his perspectives on business, corporate governance and citizenship, and finance.

FAMILY RELATIONSHIPS

Gregory E. Johnson, the Chairman of the Board, Chief Executive Officer and President and a director of the Company, is the nephew of Rupert H. Johnson, Jr., Vice Chairman and a director of the Company, the brother of Charles E. Johnson, a director of the Company and Jennifer M. Johnson, the Executive Vice President and Chief Operating Officer of the Company. Charles E. Johnson is the nephew of Rupert H. Johnson, Jr. and the brother of Gregory E. Johnson and Jennifer M. Johnson. Jennifer M. Johnson is the niece of Rupert H. Johnson, Jr. and the sister of Gregory E. Johnson and Charles E. Johnson.

CORPORATE GOVERNANCE

The Company regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as corporate governance-related rules adopted by the SEC and the NYSE.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which are posted in the corporate governance section of the Company’s website at www.franklinresources.com (the “Company’s website”). The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisers, director compensation, director orientation and continuing education, management succession and performance evaluation of the Board.

Code of Ethics and Business Conduct. The Board has adopted a Code of Ethics and Business Conduct, which is applicable to all employees, directors and officers of the Company and its subsidiaries and affiliates. The Code of Ethics and Business Conduct is posted in the corporate governance section of the Company’s website. The Company also has a Compliance and Ethics Hotline, where employees can report a violation of the Code of Ethics and Business Conduct or anonymously submit a complaint concerning auditing, accounting or securities law matters. We intend to satisfy the disclosure requirement regarding any amendment to or a waiver of, a provision of the Code of Ethics and Business Conduct for the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, by posting such information on the Company’s website.

Director Independence Standards. The Board has adopted guidelines for determining whether a director is independent, which are available on the Company’s website. The Board will monitor and review as necessary, but at least once annually, commercial, charitable, family and other relationships that directors have with the Company to determine whether the Company’s directors are independent.

For a director to be considered independent, the Board must determine affirmatively that the director does not have material relationships with the Company either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. Such determination will be made and disclosed pursuant to applicable NYSE or other applicable rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The Board has established the following guidelines to assist it in determining whether a director does not have material relationships and thereby qualifies as independent:

A.	A director will not be independent if, at any time within the preceding three years (unless otherwise specified below):

1.	(a) the director was employed by the Company; or

(b) an immediate family member1 of the director was employed by the Company as an executive officer2 of the Company;

2.	the director (or an immediate family member of the director who in the capacity of an executive officer of the Company) received direct compensation from the Company (other than for prior service as a director, or as pension or deferred compensation) of more than $120,000 in any 12-month period;

[1]	An immediate family member includes a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone (other than a domestic employee) sharing the director’s home.
[2]	An executive officer means a Section 16 reporting person under the Securities Exchange Act of 1934, as amended.

3.	(a) the director or an immediate family member of the director is currently a partner of the Company’s internal auditor or external independent auditor;

(b) the director is currently employed by the Company’s internal auditor or external independent auditor;

(c) an immediate family member of the director is currently employed by the Company’s internal auditor or external independent auditor and personally works on the Company’s audit; or

(d) the director or an immediate family member of the director was formerly employed by or a partner of the Company’s internal auditor or external independent auditor and personally worked on the Company’s audit within that time;

4.	the director or an immediate family member of the director was employed by another company and an executive officer of the Company served on the compensation committee of such other company; or

5.	(a) the director is an employee of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1.0 million or 2% of the other company’s consolidated gross revenues;

(b) an immediate family member of the director is an executive officer of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1.0 million or 2% of the Company’s consolidated gross revenues; or

(c) the director or an immediate family member of the director serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $3.0 million or 5% of that organization’s consolidated gross revenues.

B.	The following relationships are not by themselves considered to be material and would not by themselves impair a director’s independence:

1.	a director (or an immediate family member of the director) serves as an executive officer, employee, partner or significant owner (more than 10%) of a company that made payments to or received payments from the Company, in any single fiscal year, of less than the greater of $1.0 million or 2% of the consolidated gross revenues of the other entity;

2.	a director is an executive officer of another company, which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other, in any single fiscal year, is less than 2% of the total consolidated assets of the other company;

3.	a director (or an immediate family member of a director) serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $1.0 million or 2% of that organization’s consolidated gross revenues, provided that such contributions do not exceed the limits set forth in Paragraph A.5(c) above and that disclosure is made in the Company’s annual proxy statement;

4.	a director serves or served as a director of a subsidiary, which is a privately held, wholly-owned, direct or indirect subsidiary of the Company;

5.	a director or an immediate family member of a director has entered into a transaction(s) with the Company or any affiliate of the Company in which the transaction(s) involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services, provided the terms of such transaction(s) are not preferential to the terms for similar transactions by the Company or affiliate of the Company in the ordinary course;

6.	a director or an immediate family member of a director maintains a banking, trading, investment management, custody or other account with an affiliate of the Company, provided the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course; or

7.	the Company or any affiliate of the Company extends or maintains credit, arranges for the extension of credit, or renews an extension of credit, in the form of a personal home improvement or manufactured home loan, consumer credit, any extension of credit under an open end credit plan or a charge card to a director or an immediate family member of a director, if such loan, consumer credit, extension of credit or charge card otherwise is permitted to such director or immediate family member of a director under the terms of Section 402 of the Sarbanes-Oxley Act of 2002, which was codified as Section 13(k) of the Securities Exchange Act of 1934, as amended.

C.	For all relationships not specifically and clearly addressed by the guidelines above, the determination of whether or not a director has a material relationship, and therefore whether or not the director qualifies as independent or not, shall be made by the Board based on the totality of circumstances.

Policy Regarding Multiple Board Memberships. The Board has adopted, upon the recommendation of the Corporate Governance Committee, a policy regarding memberships on boards of directors or equivalent governance bodies of unaffiliated publicly traded companies or other entities. If a member of the Board also serves as the principal executive officer, such as the Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on three or more boards of directors or equivalent governance bodies of unaffiliated publicly traded companies, excluding the Company’s Board. If a member of the Board does not serve as a principal executive officer, such as a Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on four or more boards of directors or equivalent governance bodies of publicly traded companies, excluding the Company’s Board.

Policy Regarding Change in Principal Employment of Director. When a director’s principal employment or business association changes significantly during his or her tenure as a director, that director shall offer his or her resignation for consideration by the Board of Directors. The Corporate Governance Committee, on behalf of the Board of Directors, will evaluate the change in circumstances and will recommend to the Board the action, if any, to be taken. The Corporate Governance Committee will review each situation on an individual basis and take into consideration such matters as the Committee deems appropriate, such as the background and expertise of the director and the contribution the director is expected to make to the Board given the change in circumstances. The Board, in its sole discretion, shall determine whether or not to accept the director’s offer of resignation.

Prohibition against Hedging Transactions. Pursuant to the Company’s Code of Ethics and Business Conduct, which is applicable to all employees, temporary employees, directors and officers of the Company and its subsidiaries and affiliates, short sales of securities, including “short sales against the box” (i.e. a short sale by the holder of a long position in the same stock) of securities issued by Franklin Resources, Inc., and securities issued by any closed-end fund sponsored or advised by the Company are prohibited. This prohibition also applies to effecting economically equivalent transactions, including, but not limited to purchasing and selling call or put options and swap transactions or other derivatives that would result in a net short exposure to the Company or any closed-end fund sponsored or advised by the Company.

Stock Ownership Guidelines. As a significant ownership interest by directors in the Company tends to align the interests of members of the Board with the interests of the Company’s stockholders, all directors on the Board were expected to own by December 16, 2010 or, if the director joined the Board after that date, within five years after first joining the Board, shares of common stock of the Company with a value of at least $250,000. Similarly, as a significant ownership interest by certain senior officers in the Company tends to align the interests of members of management of the Company with the Company’s stockholders and to strengthen the link between long-term Company performance and executive compensation, the following senior officers of the Company are expected to own shares of common stock of the Company with a value equal to a specific multiple of such senior officer’s base salary, as indicated in the table below, by the later of December 31, 2010 or five years from when he or she first assumed the particular senior officer position for which stock ownership is expected:

Senior Officer Level	Market Value of Shares Owned as a Multiple of Base Salary
Chairman	5X
Vice Chairman	5X
President and/or Chief Executive Officer	5X
Executive Vice President	4X
Senior Vice President	3X

Both direct and certain indirect forms of ownership are recognized in achieving these guidelines, including shares owned outright, restricted stock, restricted stock units, 401(k) funds invested in shares of the Company’s stock, and funds deemed invested in shares of common stock under the Directors deferred compensation plan. Shares of common stock held by immediate family members (which includes a director’s or senior officer’s spouse, children and parents) or entities controlled by a director or senior officer may be considered holdings of the director or senior officer for purposes of the guidelines only and not as an admission of beneficial ownership for any other purpose. As of December 31, 2013, all directors and officers were in compliance with these guidelines.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

BOARD MEETINGS AND ANNUAL MEETING OF STOCKHOLDERS

During fiscal year 2013, the Board held five meetings (not including committee meetings). For fiscal year 2013, the directors attended 100% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which a Director served during the periods that he or she served.

During fiscal year 2013, the Board had an Audit Committee, a Compensation Committee and a Corporate Governance Committee. To promote open discussion among the independent directors, the independent directors meet in executive session at least two times per year and generally meet in executive session after regularly scheduled Board meetings. Charles Crocker, an independent director, has been appointed to preside at the executive sessions of the independent directors. The Board encourages directors to attend the annual meeting of stockholders. All of the eleven directors then standing for election attended last year’s annual meeting in person.

COMMITTEE MEMBERSHIP AND MEETINGS

The current standing committees of the Board are the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Special Awards Committee. The table below provides current membership and meeting information.

	Audit	Compensation	Corporate Governance	Special Awards
Samuel H. Armacost	—	M	M	—
Peter K. Barker	M	M	—	—
Charles Crocker	—	C	M	—
Gregory E. Johnson	—	—	—	M
Mark C. Pigott	—	M	—	—
Chutta Ratnathicam	C	—	—	—
Laura Stein	M	—	—	—
Anne M. Tatlock	—	—	C	—
Geoffrey Y. Yang	M	—	—	—

Fiscal year 2013 Meetings	8	6	5	—	*

M—Member

C—Chairman

*	Mr. G. Johnson is the sole member of the Special Awards Committee. This Committee takes actions by written consent in lieu of meeting.

Below is a description of each standing committee of the Board. The Board has affirmatively determined that each of these standing committees (other than the Special Awards Committee) consists entirely of independent directors pursuant to rules established by the NYSE, rules promulgated under the Securities Exchange Act of 1934, and the Director Independence Standards established by the Board. See “Director Independence Standards” above. The Board has also determined that each member of the Audit Committee and the Compensation Committee is independent under the criteria established by the NYSE and the SEC for audit committee and compensation committee members, as applicable.

THE AUDIT COMMITTEE

Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, the Audit Committee currently consists of Messrs. Ratnathicam (Chairman), Barker and Yang and Ms. Stein.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee: (1) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also prepares the report the Audit Committee is required to include in the Company’s annual proxy statement. In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The Audit Committee meets with the Company’s independent auditors and reviews the scope of their audit, the related reports and any recommendations they may make. The Audit Committee also reviews the annual audited financial statements for the Company. In addition, the Audit Committee assists the Board in the oversight of the Company’s risk management processes (as described more fully below under “Risk Management and the Board’s Role in Risk Oversight”).

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The Audit Committee met eight times during fiscal year 2013. The Audit Committee Charter is posted in the corporate governance section of the Company’s website at www.franklinresources.com/corp/pages/generic_content/corporate_governance/audit_committee_charter.jsf. The Board has determined that all Audit Committee members are financially literate under the NYSE listing standards and that Mr. Chutta Ratnathicam, an independent director, is an audit committee financial expert within the meaning of the rules of the SEC.

THE COMPENSATION COMMITTEE

The Compensation Committee currently consists of Messrs. Crocker (Chairman), Armacost, Barker and Pigott. The Compensation Committee oversees the establishment of goals and objectives related to Chief Executive Officer compensation, determines the compensation level of the Chief Executive Officer, assists the Board in fulfilling its responsibility relating to the compensation (and related benefits) of the executive officers of the Company, discharges the responsibilities of the Board relating to compensation of the Company’s executives and prepares the annual report on executive officer compensation for the Company’s proxy statement. The Committee also reviews and discusses with management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in the Company’s proxy statement. In addition, the Compensation Committee reviews and approves compensation arrangements between the Company and members of its Board of Directors. The Compensation Committee may delegate any of its responsibilities to subcommittees as it deems appropriate.

The Compensation Committee generally follows the following processes and procedures in connection with the consideration and determination of the compensation of the Company’s executive officers and directors.

Determination of Executive Compensation. The Compensation Committee meets periodically throughout the year to (i) review and approve corporate goals and objectives relevant to the compensation of the executive officers, (ii) evaluate the performance of the executive officers in light of those goals and objectives, and (iii) determine and approve the compensation of the executive officers. For a detailed description regarding the Compensation Committee’s role in setting executive compensation, including the role of executive officers in the process, see “Executive Compensation—Compensation Discussion and Analysis” below.

Determination of Director Compensation. The Compensation Committee meets at least annually to review and make recommendations to the Board on the compensation (including equity-based compensation) of the Company’s directors. In reviewing and making recommendations on director compensation, the Committee considers, among other things, the following policies and principles:

•

that the compensation should fairly pay the directors for the work, time commitment and efforts required by directors of an organization of the Company’s size and scope of business activities, including service on Board committees;

•	that a component of the compensation should be designed to align the directors’ interests with the long-term interests of the Company’s stockholders; and

•	that directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the Compensation Committee periodically engages an outside consultant to report on comparable director compensation practices and levels. No executive officer of the Company is involved in determining or recommending director compensation levels. For a detailed description regarding the role and scope of assignment of the Compensation Committee’s compensation consultant see “Executive Compensation—Compensation Discussion and Analysis” below. See the section of this Proxy Statement entitled “Director Fees” below, for a more detailed discussion of compensation paid to the Company’s directors during fiscal year 2013.

Incentive Plan Matters. The Compensation Committee also administers the Company’s Amended and Restated Annual Incentive Compensation Plan (the “AIP”), the 2004 Key Executive Incentive Compensation Plan (the “KEIP”) which was terminated as of December 10, 2013, the 2014 KEIP which was approved by the Board of Directors for adoption on December 10, 2013 and is subject to stockholder approval at the Annual Meeting, the amended and restated 2002 Universal Stock Incentive Plan (the “USIP”) and the ESIP.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors annually review the charter, and revise it as necessary or appropriate. The Compensation Committee Charter is posted in the corporate governance section of the Company’s website at www.franklinresources.com/corp/pages/generic_content/corporate_governance/compensation_committee_charter.jsf. The Compensation Committee met six times during fiscal year 2013.

THE CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee currently consists of Ms. Tatlock (Chairperson) and Messrs. Armacost and Crocker.

The Corporate Governance Committee has the responsibilities set forth in its charter and provides counsel to the Board of Directors with respect to the organization, function and composition of the Board and committees and oversees the evaluation of the Board and the committees. The Corporate Governance Committee is also responsible for developing and recommending to the Board corporate governance policies and procedures applicable to the Company and reviewing the anti-money laundering policies, procedures and operations of the Company on a periodic basis. The Corporate Governance Committee met five times during fiscal year 2013. The Corporate Governance Committee Charter is posted in the corporate governance section of the Company’s website at www.franklinresources.com/corp/pages/generic_content/corporate_governance/corporate_governance_charter.jsf.

The Corporate Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of stockholders. It uses a variety of means as it determines are necessary or appropriate, including recommendations of stockholders, to do so. The Corporate Governance Committee has adopted a policy regarding nominations and qualifications of directors, which has been approved by the Board. Under such policy, the Corporate Governance Committee may solicit recommendations from current and former directors, management or others who may be familiar with qualified candidates, and may consider current directors for re-nomination. The Corporate Governance Committee may, in its sole discretion, retain and terminate any search firm (and approve such search firm’s fees and other retention terms) to assist in the identification of candidates. The Corporate Governance Committee has retained a search firm to assist in the identification of potential director nominees based on identified criteria and in evaluating and pursuing individual candidates at the direction of the committee.

The Corporate Governance Committee believes there are certain minimum skills and qualifications that each director nominee must possess or satisfy, including:

•	high personal and professional integrity and ethical character;

•	significant achievement in business, finance, government, education, law, technology or other fields important to the operation of the Company;

•	the ability to exercise sound business judgment on a broad range of issues;

•	sufficiently broad experience and professional and educational background to have a general appreciation of the major issues facing public companies of a size and scope similar to the Company;

•	the willingness and ability to devote the necessary time to Board duties, including preparing for and attending meetings of the Board and its committees; and

•	being prepared to represent the best interests of the Company and its stockholders and committed to enhancing stockholder value.

The Corporate Governance Committee also believes there are other skills and qualifications that at least one or more directors must possess or satisfy, including:

•	experience and knowledge of the industry sector in which the Company operates its business;

•	a majority of the directors being “independent” directors in accordance with the corporate governance listing standards of the NYSE;

•	at least three directors meeting the additional independence requirements for members of the Audit Committee of the Board in accordance with the applicable rules of the NYSE;

•	at least three directors who are eligible to serve on the Audit Committee of the Board being “financially literate” or capable of becoming “financially literate” within a reasonable period of time;

•	at least one director who is eligible to serve on the Audit Committee of the Board being an “audit committee financial expert” in accordance with applicable rules of the SEC;

•	at least three directors meeting the additional independence requirements for members of the Compensation Committee of the Board in accordance with the applicable rules of the NYSE; and

•	other standards the Board may adopt from time to time.

In considering candidates for director nominee, the Corporate Governance Committee generally assembles information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. The Corporate Governance Committee reviews annually with the Board the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

With respect to current directors, the Corporate Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Corporate Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Corporate Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Corporate Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors.

The Corporate Governance Committee will consider candidates recommended for nomination to the Board by stockholders of the Company. Stockholders may make such a recommendation by submitting a completed Director Nomination Form, which is posted in the corporate governance section of the Company’s website, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. Completed Director Nomination Forms shall be sent to: Corporate Governance Committee, Franklin Resources, Inc., c/o Maria Gray, Secretary, One Franklin Parkway, San Mateo, CA 94403-1906. This year our Proxy Statement is dated January 23, 2014; for a recommendation to be properly made for the 2015 annual meeting, we must receive the notice of recommendation between August 26, 2014 and September 25, 2014.

The manner in which the Corporate Governance Committee evaluates candidates recommended by stockholders is generally the same as any other candidate. However, the Corporate Governance Committee will also seek and consider information concerning any relationship between a stockholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the stockholders. The Corporate Governance Committee will not evaluate a candidate recommended by a stockholder unless the Director Nomination Form provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the Company and to provide all of the information necessary to conduct an evaluation.

THE SPECIAL AWARDS COMMITTEE

The sole member of the Special Awards Committee is Mr. Gregory E. Johnson. The Committee was established on October 22, 2012 and has separate but concurrent authority with the Compensation Committee to make certain limited equity and cash awards to employees of the Corporation and its subsidiaries who are not executive officers subject to Section  16 of the Securities Exchange Act of 1934.

BOARD LEADERSHIP STRUCTURE

Mr. Gregory E. Johnson our CEO and President has served as Chairman of the Board since June 2013 when our previous Chairman retired. The Board believes the current structure is appropriate because having a single leader for both the Company and the Board provides clear leadership for the strategic vision, management and operations of our Company. The Board believes that this leadership structure strengthens the Board’s ability to focus on key risk, business and strategic issues and helps the Company operate in the long-term interests of shareholders. As Mr. G. Johnson is not an independent director under the NYSE rules, Mr. Charles Crocker, an independent director, has been selected by the independent directors as Lead Director to preside at the executive sessions of the independent directors. While the Board does not have a fixed policy regarding the separation of the offices of the Chairman and Chief Executive Officer, the Corporate Governance Committee reviews the Board’s leadership structure annually with the Board.

RISK MANAGEMENT AND THE BOARD’S ROLE IN RISK OVERSIGHT

Our Company recognizes the importance of effective risk management to the success of our business and our stockholders and has long-standing and highly developed structures in place to manage risk. The Board of Directors has principal responsibility for oversight of the Company’s risk management processes. The Board regularly receives information on risks facing the Company from, and provides oversight to, a variety of management groups, including the enterprise risk management, global compliance, internal audit, finance risk & control and compensation risk review groups. These groups provide reports either directly to the full Board, or to the Audit Committee or Compensation Committee. Each of these committees is comprised solely of independent directors and reports to the full Board at each Board meeting. Regional and separate key risk committees of our management, as well as business and operational risk functions, report to the enterprise-wide management groups which in turn report to the full Board or a committee of the Board. Our internal audit and global compliance groups conduct monitoring and testing of Company-wide policies and procedures and report quarterly to the Audit Committee and Board of Directors, respectively.

The full Board oversees the Company’s business continuity planning, reviewing and approving management’s plans with respect to, among other things, key management succession, disaster planning, crisis management, and prioritization of recovery efforts. The Board also reviews and approves the Company’s Contingency Funding Plan Policy, which addresses how the Company would respond to possible liquidity crises created by temporary market disruptions and/or longer-term financial distress.

The Audit Committee receives risk management and internal audit reports at least quarterly and oversees enterprise risk assessment and risk management policies and procedures. The full Board receives reports of, and provides direction to, the enterprise-wide risk management committee and internal auditor at least annually. The Compensation Committee evaluates the Company’s compensation policies and programs to ensure they do not encourage excessive risk-taking. A management compensation risk review committee (the “CRRC”), which reviews new and existing compensation programs and practices to ensure that they do not encourage imprudent risk taking or expose the Company to material amounts of risk, reports on its findings to the Compensation Committee. As part of the CRRC’s review of compensation arrangements across the Company, the CRRC has undertaken a comprehensive assessment of existing compensation programs and practices to ensure that imprudent risk-taking is not encouraged and that appropriate risk mitigation features are in place. The Audit Committee and the Compensation Committee report on risk, along with other committee matters, at meetings of the full Board.

At their meetings, the Board, Audit Committee and Compensation Committee review and discuss identified risks with the relevant members of senior management and members of the various groups with responsibility for risk identification and management. These regular communications provide the Board with a practical and in-depth understanding of the risks facing the Company and enable the Board to provide direction to management with respect to its approach to identifying, monitoring and addressing material risks.

Our Board’s role in risk oversight is well-supported by having an experienced Chairman and Chief Executive Officer, who has extensive knowledge of and experience with the risks that the Company faces. In addition, the Audit, Compensation and Corporate Governance Committees of the Board are composed entirely of independent directors, as described above in “Committee Membership and Meetings”, which the Board believes also enhances risk oversight.

DIRECTOR FEES

STANDARD COMPENSATION ARRANGEMENTS

Standard Board Fees. For fiscal year 2013, directors who were not employees of the Company were paid a retainer fee of $21,250 per quarter and an annual equity grant valued at $100,000 (rounded up to the nearest whole share) on the date of the annual organizational meeting of the Board. No additional fees were paid for Board meeting attendance.

Standard Committee Fees. Directors who were not employees of the Company and who served on Board committees were paid $1,500 per committee meeting attended. Additionally, the Chairpersons of the Compensation Committee and the Corporate Governance Committee received $1,250 per quarter and the Chairperson of the Audit Committee received $2,500 per quarter.

Other Board Compensation. The Company reimburses directors for certain expenses incurred in connection with attending Board and committee meetings as well as other Company-related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events. The Company may also, from time to time, provide directors and their spouses token gifts of nominal value.

The following table details the total compensation earned by the Company’s directors in fiscal year 2013:

FISCAL YEAR 2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Samuel H. Armacost	28,750	172,750	—	201,500
Peter K. Barker (5)	—	151,500	13,744	165,244
Charles Crocker (6)	54,000	194,000	14,303	262,303
Joseph R. Hardiman (7)	55,500	—	22,555	78,055
Charles B. Johnson (8)	—	—	—	—
Charles E. Johnson (9)	21,250	—	—	21,250
Gregory E. Johnson (10)	—	—	—	—
Rupert H. Johnson, Jr. (8)	—	—	—	—
Mark C. Pigott	—	194,000	—	194,000
Chutta Ratnathicam	207,000	—	10,025	217,025
Laura Stein	179,725	17,275	—	197,000
Anne M. Tatlock (6)	173,750	58,750	16,925	249,425
Geoffrey Y. Yang	—	197,000	—	197,000

(1)	Fees include quarterly retainer fees, committee meeting attendance fees and fees for service as a committee chairman. Fees are awarded in cash, the payment of which may be deferred pursuant to the 2006 Directors Deferred Compensation Plan (the “Director Deferred Plan”) described below in “Deferred Director Fees”. Pursuant to the Director Deferred Plan, directors may elect to defer payment of their directors’ fees and stock awards into hypothetical investments in common stock of the Company and/or in Company sponsored mutual funds. If a director receives fees in cash or elects to defer fees (including the annual stock grant) into hypothetical units of Company sponsored mutual funds, such amounts are included in this column. Any such director fees deferred into hypothetical shares of the Company’s common stock are included in the “Stock Awards” column. See notes 2 and 3 below.
(2)

Stock Awards amounts represent the aggregate grant date fair value, recorded in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”), associated with (i) an annual stock grant made on

March 13, 2013, provided such stock grant is not deferred into hypothetical units of Company sponsored mutual funds (see note 1 above), and (ii) director fees earned in fiscal year 2013 but whose payment is deferred into hypothetical shares of the Company’s common stock and eventually payable in cash. See “Deferred Director Fees” below. The valuation assumptions (i) for the annual stock grant are the closing price for the common stock on the NYSE on the grant date (March 13, 2013) and (ii) for the deferred hypothetical Company common stock are changes in the closing price of the common stock on the NYSE during fiscal year 2013, and the reinvestment of dividends declared by the Company. Because of the required accounting treatment under ASC 718, the Stock Award amounts for fees earned in fiscal year 2013 and deferred into hypothetical shares of common stock may vary (up or down) to reflect market prices of the common stock.

(3)	The following represents the grant date fair value for all Stock Awards received in fiscal year 2013:

Name	Actual Common Stock ($)	Deferred Hypothetical Shares ($)
Samuel H. Armacost	—	172,750
Peter K. Barker	100,000	51,500
Charles Crocker	—	194,000
Mark C. Pigott	—	194,000
Laura Stein	—	17,275
Anne M. Tatlock	—	58,750
Geoffrey Y. Yang	100,000	97,000

(4)	Amounts include fees paid or reimbursed by the Company for spousal activities related to off-site business meetings.
(5)	Mr. Barker was elected to the Board of Directors of the Company on March 13, 2013.
(6)	Fees also include fees for service as a member of the Board of Directors of Fiduciary Trust Company International (“Fiduciary Trust”), a subsidiary of the Company. Fiduciary Trust directors receive an annual retainer fee of $35,000 (paid quarterly) and an annual retainer fee for committee services of $5,000 (paid quarterly). Mr. Crocker and Ms. Tatlock received an aggregate total of $40,000 each in fees related to their service on the Fiduciary Trust Board of Directors during fiscal year 2013. Mr. Crocker and Ms. Tatlock have selected to defer certain fees earned for service on the Fiduciary Trust Board of Directors during fiscal year 2013. Any such director fees earned in fiscal year 2013 but deferred into Company sponsored hypothetical mutual fund units are included in the “Fees Earned or Paid in Cash” column and fees deferred into hypothetical common stock of the Company are included in the “Stock Awards” column. See notes 1 and 2 above.
(7)	Mr. Hardiman retired from the Board of Directors of the Company on March 13, 2013.
(8)	During fiscal year 2013, Messrs. C. B. Johnson and R. H. Johnson, Jr. were both executives as well as directors of Franklin Resources, Inc. and did not receive compensation for their services as directors. Mr. C. B. Johnson retired from the Board of Directors of the Company effective June 13, 2013. See “Certain Relationships and Related Transactions” below for information regarding their fiscal year 2013 compensation.
(9)	Mr. C. E. Johnson was elected to the Board of Directors of the Company on June 13, 2013. As a non-employee director, he receives compensation in accordance with the Company’s existing compensation arrangements for non-employee directors.
(10)	Mr. G. Johnson is the Chairman of the Board, Chief Executive Officer and President of the Company and does not receive compensation for his service as a director. See the Summary Compensation Table in “Executive Compensation” below.

DEFERRED DIRECTOR FEES

The Company and its subsidiaries allow non-employee directors to defer payment of their directors’ fees and stock awards, and to treat the deferred amounts as hypothetical investments in common stock of the Company and/or in Company sponsored mutual funds, as selected by the director. Directors are then credited with the same earnings, gains or losses that they would have incurred if the deferred amounts had been invested in the specific investments, in the specific amounts and for the specific periods as directed by each particular director. Additionally, directors who defer their directors’ fees and stock awards are credited with notional dividends and other distributions at the same time, in the same form, and in equivalent amounts as dividends and other distributions that are payable from time to time with respect to investments selected by each particular director. On the payout dates elected by a director, the hypothetical investments are valued and the Company or its subsidiary, as applicable, must pay the director or his or her beneficiary an amount equal to the value of the hypothetical investments.

Payouts may be made in a lump sum or in periodic installments. If a director changes his or her distribution election for amounts previously deferred, any such change does not take effect for one (1) year from the date of the new election and each distribution installment (or lump sum) will occur no earlier than five (5) years after such installment (or lump sum) would have been paid under the prior distribution election (with a series of distributions treated as one payment for this purpose). Accelerated distributions are permitted in limited circumstances in accordance with Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”), and the plan may be terminated by the Company if certain conditions are met, in each case as set forth more fully in the plan. The plan is intended to comply with the provisions of Section 409A of the Code.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the common stock beneficially owned as of December 31, 2013 by each stockholder known to us to beneficially own more than five percent of the Company’s outstanding common stock as of such date. The percentage of ownership indicated in the following table is based on 630,966,855 shares of common stock outstanding on December 31, 2013.

Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(e)	Percent of Class
Charles B. Johnson (b)	108,571,523	17.21%
Rupert H. Johnson, Jr. (c)	107,159,971	16.98%
T. Rowe Price Associates, Inc. (d)	35,600,205	5.64%

(a)	The addresses of Messrs. C. B. Johnson and R. H. Johnson, Jr. are: c/o Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906.
(b)	Includes 97,368,041 shares held in a family trust for which Mr. C.B. Johnson is trustee with voting and investment power, of which 6,000,000 shares are pledged as collateral in connection with a line of credit. Also includes approximately 20,457 shares held through the 401(k) Plan, 4,518,351 shares held in an individual retirement account (an “IRA”), 1,500,000 shares held by Mr. C. B. Johnson’s spouse, and 817,800 shares held by a trust of which Mr. C. B. Johnson’s spouse is the lifetime beneficiary. Also includes an aggregate of 4,346,874 shares held by two private charitable foundations for which Mr. C. B. Johnson is a trustee, of which Mr. C. B. Johnson disclaims beneficial ownership.
(c)	Includes 104,665,045 shares held in a trust for which Mr. R. H. Johnson, Jr. is trustee with voting and investment power. Also includes approximately 21,342 shares held through the 401(k) Plan and 1,206,735 shares held in an IRA. Also includes 10,116 shares held by Mr. R. H. Johnson, Jr.’s spouse, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership, and 1,256,733 shares held by a private charitable foundation for which Mr. R. H. Johnson, Jr. is a trustee, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership.
(d)	Information reported pursuant to a Schedule 13G (Amendment No. 2) filed with the SEC on February 7, 2013, regarding shares owned as of December 31, 2012. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates lists its principal business address as 100 E. Pratt Street, Baltimore, MD 21202 in such filing.
(e)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the common stock beneficially owned as of December 31, 2013 by (1) each director, (2) each executive officer named in the Summary Compensation Table below, and (3) all directors and executive officers as a group. The percentage of ownership indicated in the following table is based on 630,966,855 shares of the Company’s common stock outstanding on December 31, 2013.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)(b)	Percent of Class
Vijay C. Advani (c)	361,747	*
Samuel H. Armacost (b)(d)	6,000	*
Peter K. Barker (b)	9,516	*
Charles Crocker (b)	25,980	*
Charles E. Johnson (e)	5,603,493	*
Gregory E. Johnson (f)	4,913,674	*
Jennifer M. Johnson (g)	4,401,066	*
Rupert H. Johnson, Jr. (h)	107,159,971	16.98%
Kenneth A. Lewis (i)	125,794	*
John M. Lusk (j)	137,432	*
Mark C. Pigott (b)	2,667	*
Chutta Ratnathicam (b)	14,856	*
Laura Stein (b)	9,141	*
Anne M. Tatlock (b)	487,655	*
Geoffrey Y. Yang (b)	7,023	*
Directors and Executive Officers as a Group (consisting of 17 persons) (k)	123,567,799	19.58%

*	Represents less than 1% of class
(a)	Except as described otherwise in the footnotes to this table: (i) each beneficial owner listed in the table has sole voting and investment power with regard to the shares beneficially owned by such owner; (ii) each share of unvested restricted stock confers voting but not dispositive power; and (iii) there are no outstanding stock options.
(b)	Hypothetical shares held by directors are not included in this table. See “Proposal No. 1: Election of Directors—Director Fees—Deferred Director Fees”.
(c)	Includes 236,167 shares held in a trust for which Mr. Advani and his spouse are co-trustees with shared voting and investment power. Also includes approximately 1,055 shares held through the 401(k) Plan and 121,103 shares of unvested restricted stock.
(d)	Mr. Armacost and his spouse have shared voting and investment power with respect to shares owned.
(e)	Includes an aggregate of 1,999,800 shares held pursuant to a limited partnership, and 52,689 shares held in trusts for which Mr. C. E. Johnson is a trustee for his minor children, of which Mr. C. E. Johnson disclaims beneficial ownership. Also includes an aggregate of 3,544,130 shares held by a private charitable foundation for which Mr. C. E. Johnson is a trustee, of which Mr. C. E. Johnson disclaims beneficial ownership.
(f)	Includes approximately 4,700 shares held through the 401(k) Plan and 328,574 shares of unvested restricted stock. Also includes an aggregate of 2,961,000 shares held pursuant to two limited partnerships, 8,100 shares held in a business trust for the benefit of Mr. G. Johnson and his children, 62,944 shares held in trusts for which Mr. G. Johnson is a trustee for his minor children, of which Mr. G. Johnson disclaims beneficial ownership, and 16,078 shares held by Mr. G. Johnson’s spouse, of which Mr. G. Johnson disclaims beneficial ownership.
(g)	Includes approximately 1,617 shares held through the 401(k) Plan and 59,051 shares of unvested restricted stock. Also includes an aggregate of 2,808,000 shares held pursuant to two limited partnerships, 15,000 shares held in a business trust for the benefit of Ms. Johnson and her children, and 151,839 shares held in trusts for which Ms. Johnson is a trustee for her minor children, of which Ms. Johnson disclaims beneficial ownership. Also includes 163,929 shares pledged as collateral in connection with a line of credit.

(h)	See footnote (c) under “Security Ownership of Principal Stockholders” above.
(i)	Includes 17,678 shares held in a trust for which Mr. Lewis and his spouse are co-trustees with shared voting and investment power. Also includes approximately 1,774 shares held through the 401(k) Plan and 45,386 shares of unvested restricted stock.
(j)	Includes 87,214 shares held in a trust for which Mr. Lusk and his spouse are co-trustees with shared voting and investment power. Also includes approximately 1,362 shares held through the 401(k) Plan and 35,969 shares of unvested restricted stock.
(k)	Includes an aggregate of approximately 46,913 shares held through the 401(k) Plan and 648,438 shares of unvested restricted stock. Also includes an aggregate of 270,426 shares pledged as collateral in connection with line of credit or credit facility.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for the executive officers. In this discussion and analysis, we address the compensation determinations and the rationale for those determinations relating to the Company’s chief executive officer, chief financial officer, and the next three most highly compensated executive officers, whom we refer to collectively as the “named executive officers”. For the fiscal year ended September 30, 2013, the named executive officers were:

Name	Title
Gregory E. Johnson	Chairman of the Board, Chief Executive Officer and President
Kenneth A. Lewis	Executive Vice President and Chief Financial Officer
Vijay C. Advani	Executive Vice President—Global Advisory Services
Jennifer M. Johnson	Executive Vice President and Chief Operating Officer
John M. Lusk	Executive Vice President—Investment Management

This discussion should be read together with the compensation tables for the named executive officers that can be found in this Proxy Statement following this discussion. Unless otherwise indicated, any references to a particular year in the following discussion means the fiscal year ended September 30th of such year.

Executive Summary

The Compensation Committee believes that executive compensation should be linked with the Company’s performance and that executive compensation should be significantly aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the Company’s current and future success.

The compensation of the named executive officers should be understood within the context of the Company’s business. The Company is an investment management organization focused on long-term performance. One of the Compensation Committee’s main goals is to focus the executives on the Company’s long-term performance. The Compensation Committee believes that long-term awards are effective tools for aligning the executives’ interests with long-term stockholder interests in order to increase overall stockholder value. In addition, the named executive officers are often asked to implement long-term initiatives for the Company that, by definition, take more than one fiscal year to accomplish. Stability and continuity among the named executive officers aids in the Company’s implementation of such long-term initiatives. Average Company tenure for named executive officers as of September 30, 2013 was 23.2 years. The portion of the named executive officers’ annual compensation linked to the short-term success of the Company is designed to motivate and reward executives to achieve certain objectives and to attract and retain talented executives.

The Company’s compensation levels historically have been conservatively positioned as compared to those of its peer companies. The named executive officers are all employed at will, without employment agreements, guaranteed severance arrangements or payment arrangements that would automatically be triggered by a change in control of the Company. The Company does not provide any significant retirement plans or benefits for the executive officers other than the Franklin Templeton 401(k) Retirement Plan (the “401(k) Plan”), which is generally available to the Company’s United States-based employees.

At the Company’s 2011 Annual Meeting, the Company’s stockholders had the opportunity to cast a non-binding advisory vote on the compensation of the named executive officers. More than 98% of the shares voted at the meeting approved the named executive officers’ compensation. The Compensation Committee welcomed this feedback and intends to continue its practice of linking executive compensation with Company performance. In addition, we asked stockholders to select the frequency with which to hold future advisory votes on the compensation of the named executive officers. A majority of the shares voted at the meeting selected a triennial vote. Accordingly, at the 2014 Annual Meeting stockholders are being asked to cast advisory votes on named executive officer compensation for the second time since the “say on pay” rules have been effective.

Objectives of the Compensation Program

Each element of compensation paid to the Company’s named executive officers is designed to support one or more of the objectives described below.

Company-wide Objectives. In order to link executive compensation to the Company’s performance, the Compensation Committee considers a number of financial and non-financial objectives it believes further the growth and welfare of the Company. In particular, the Compensation Committee may reward executives for continued improvement in some or all of the following Company-wide performance measures, among others:

• annual revenue	• investment management revenue
• assets under management	• operating income
• diluted earnings per share growth	• operating revenues
• earnings per share	• operating profit margin
• expense management	• pre-tax operating income
• net income	• sales
• investment management performance	• total return to stockholders

In recent years, the Compensation Committee has placed an emphasis on investment management performance, diluted earnings per share growth, operating profit margin, pre-tax operating income, operating income growth, net new flows and total return to stockholders as it believes these financial measures are significant indicators of the Company’s overall performance.

Measures (as of and for fiscal years ended September 30) (dollars in billions except per share figures)	2013	Percentage Change 2013 vs. 2012	2012	2011
Assets Under Management	$844.7	13%	$749.9	$659.9
Net New Flows	$24.3	—	$(2.3)	$36.4
Pre-tax Operating Income	$2.9	16%	$2.5	$2.7
Diluted Earnings per Share Growth	$3.37	13%	$2.98	$2.87
Operating Profit Margin	36.6%	—	35.4%	37.3%
3-Year Average Annual Total Return to Stockholders	15.1%	—	10.4%	4.9%
Operating Income Growth	16%	—	(5)%	36%

Business Unit Objectives. The Company-wide performance measures described above are driven by and reflect the combined performance of the Company’s numerous individual business units. However, the Compensation Committee recognizes that such Company-wide measures often may not fully reflect the individual performance and contributions made by the Company’s separate business units and their respective leaders. The Compensation Committee therefore believes that, in addition to Company-wide objectives, individual objectives should be set for the executives that are linked to the growth and development of their respective business units. Such goals are specifically tailored to each business unit and include, but are not limited to, a mix of investment performance, sales, financial, customer service, technology and human resources objectives. The Compensation Committee seeks to reward executives who achieve such objectives as they are designed to improve business unit performance and contribute to the performance of the Company as a whole.

What the Compensation Program Rewards and its Relationship to the Company-wide and Business Unit Objectives

The compensation program for executive officers, including the named executive officers, consists primarily of a base salary and incentive compensation consisting of a combination of cash and equity bonuses based upon the achievement of business unit and Company-wide objectives.

Each element of compensation is designed to reward different results as summarized below:

Compensation Element	Designed to Reward	Relationship to the Objectives
Base Salary	Experience, knowledge of the industry, duties and scope of responsibility	Provides a minimum, fixed level of cash compensation to attract and retain talented executives to the Company who can continue to improve the Company’s overall performance

Short-term Incentive Compensation	Success in achieving annual objectives	Motivates executives to achieve specific Company-wide and business unit objectives Provides competitive compensation to attract and retain talented executives

Long-term Incentive Compensation	Continued excellence and attainment of objectives over time	Motivates executives to achieve long-term business unit and Company-wide objectives

	Success in long-term growth and development	Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value Provides competitive compensation to attract and retain talented executives

The Elements of Executive Compensation

Base Salary. The Compensation Committee believes that base salaries for the named executive officers should be limited to a reasonable base compensation for the day-to-day performance of their job responsibilities, and that the majority of their pay should be in variable compensation tied to performance. Base salaries are evaluated by the Compensation Committee annually for all named executive officers and in general remain static unless the individual is promoted or the Compensation Committee determines that an adjustment is necessary due to compensation or economic trends in the industry.

Short-term and Long-term Incentive Compensation. The Compensation Committee believes that named executive officers should be encouraged to enhance the Company’s performance by linking the receipt of a significant portion of their compensation to the achievement of business unit and Company-wide objectives.

To facilitate the Company’s incentive program, each year the Compensation Committee establishes an award pool, under the Annual Incentive Compensation Plan (“AIP”), from which grants are made to named executive officers and other salaried employees of the Company to reward performance. The size of the award pool available for bonus payments is set by the Compensation Committee as a percentage (not to exceed 20%) of the net operating income of the Company, exclusive of passive income and calculated before non-operating interest, taxes, extraordinary items, and certain special items (such as special compensation payouts on account of a merger) and before the accrual of awards under the AIP, including awards under the Company’s 2004 Key Executive Incentive Compensation Plan, or KEIP (referred to as “pre-bonus operating income” or “PBOI”).

In determining the percentage of pre-bonus operating income that will go into the award pool, the Compensation Committee considers the recommendation of the Company’s Human Resources Group as to the appropriate size of the award pool. In preparing its recommendation, senior members of the Human Resources Group meet periodically with the Chief Executive Officer (the “CEO”) to discuss competitive compensation, retention, funding requirements and other significant compensation issues. In addition, the CEO meets with the Chief Financial Officer (the “CFO”) to review the quarterly financial performance of the Company over the most recent quarters and the last two years, and in particular focuses on the Company’s year-over-year results with regard to the Company-wide performance measures set forth under the heading “Company-wide Objectives” above. All of these factors are taken into account in preparing the recommendation for the percentage of pre-bonus operating income that will go into the award pool. The recommendation is reviewed and endorsed by the CEO prior to its presentation to the Compensation Committee.

Grants from the award pool generally consist of a combination of a cash bonus and restricted stock or restricted stock units, in each case with deferred vesting over time. Awards are generally structured as follows:

Award Level	Cash	Restricted Stock / Restricted Stock Units
Amounts equal to or below $1.0 million	65%	35%
Amounts in excess of $1.0 million	50%	50%
Amounts in excess of $5.0 million	0%	100%

Equity awards are generally granted in the form of restricted stock or restricted stock units rather than options, in part, because the Compensation Committee believes that in the current market restricted stock is a better motivational tool than options. However, the Compensation Committee may, in its discretion, award options to executives in the future.

As noted above, a portion of each grant from the award pool consists of a cash bonus. The use of a cash bonus is designed to reward an executive for achievement of shorter term objectives. Grants of restricted stock and restricted stock units are designed to reward an executive for continued excellence and attainment of longer-term objectives. In addition, because these awards are subject to either time- or performance-based vesting, they help to focus an executive on the Company’s long-term growth and development and aid in retention. The Compensation Committee believes that as an executive’s compensation increases, the percentage of compensation received in stock should increase, such that an executive’s interests continue to be aligned with those of the other stockholders. In addition, in order to further align the named executive officers’ interests with stockholders, each executive is required to comply with the Company’s stock ownership guidelines. As of December 31, 2013, all executive officers were in compliance with the Stock Ownership Guidelines. For additional details regarding these guidelines, see “Other Considerations—Stock Ownership Requirements” below and “Corporate Governance—Stock Ownership Guidelines” earlier in this Proxy Statement.

As part of the Company’s incentive program, the Company also maintains the KEIP, which is a sub-plan under the AIP for key executives. In order to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), in fiscal year 2013 the Compensation Committee selected each of the named executive officers and one other executive as eligible participants in the KEIP. Awards under the KEIP are intended to qualify for a tax deduction under Section 162(m) for eligible executives. Pursuant to the KEIP, annual awards granted to any one participant in fiscal year 2013 could not exceed $15,000,000 and all such awards were deducted from the Company’s award pool under the AIP.

In order to further emphasize the importance of long-term performance the Compensation Committee also approved performance-based long-term incentive awards for the named executive officers. These awards are granted under the Company’s amended and restated 2002 Universal Stock Incentive Plan (the “USIP”). Similar to awards granted under the KEIP, performance-based long-term incentive awards granted under the USIP to the CEO and the three most highly compensated executive officers (other than the CEO and the chief financial officer), are intended to qualify for a tax deduction under Section 162(m). These awards are equity-based and vest over a three-year period based on the achievement of predetermined Company financial performance goals. In the event a performance measure is not achieved at or above a specified threshold level, the portion of an award tied to such performance measure is forfeited.

The performance-based long-term incentive awards granted in fiscal year 2013 (the “2013 Performance Awards”) were tied to the achievement of certain thresholds with respect to two performance measures: operating margin, defined as the operating profit margin, expressed as a percentage, that is reported as operating margin in the annual financial statements included in the Company’s Annual Report on Form 10-K (“Operating Margin”); and shareholder return ranking, defined as the Company’s total return to stockholders, as reported by Bloomberg or FactSet Research Systems (or their respective successors), as selected by the Company in its sole discretion, relative to the respective total return to stockholders of certain peer companies (“Shareholder Return Ranking”). For purposes of the 2013 Performance Awards, peer companies included the following public investment management firms: Janus Capital Group, Legg Mason Inc., T. Rowe Price Group, Affiliated Managers Group Inc., AllianceBernstein L.P., BlackRock Inc., Invesco Ltd. and Federated Investors Inc.

Fifty percent of the value of the 2013 Performance Awards is contingent on the achievement of certain Operating Margins and fifty percent is contingent on the Company’s Shareholder Return Ranking. The portion of the 2013 Performance Awards tied to Operating Margin vests equally in one-third increments over a three-year period, while the portion attributed to Shareholder Return Ranking vests at the end of the three-year period, subject in each case to the achievement of the performance levels shown in the table below.

	FY2013 Performance Awards
Performance Period	FY2013		FY2014		FY2015
	Performance Level	% Vesting	Performance Level	% Vesting	Performance Level	% Vesting
Operating Margin (50%)	≥31.0%	100%	≥31.0%	100%	≥31.0%	100%
	29.0 – <31.0%	50%	29.0 – <31.0%	50%	29.0 – <31.0%	50%
	<29.0%	0%	<29.0%	0%	<29.0%	0%

Shareholder Return Ranking (50%)	(3-YR Cliff) →				Top Quartile	100%
					2nd Quartile	75%
					3rd/4th Quartile	0%

The Company’s Operating Margin for fiscal year 2013 was 36.6% and surpassed the 31% threshold set forth for the year. As a result, one-third of the portion of the performance-based long-term incentive awards tied to Operating Margin performance vested for each of the CEO and Senior Executives.

Supplemental Compensation. Occasionally, the Compensation Committee may determine that recognition of significant contributions is warranted, or that specific action is required for retention purposes. In such cases, additional cash, long-term restricted stock or restricted stock unit awards may be granted to selected executives.

Compensation Consultants

The Compensation Committee has the sole authority to retain and terminate any compensation consulting firm directly assisting it in the evaluation of director or executive compensation. The Committee also has the sole authority to approve fees and other retention terms for its consultant.

The Compensation Committee has directly retained Exequity LLP (“Exequity”) as its compensation consultant to provide objective analyses of, and counsel on, the Company’s executive compensation program and practices. Exequity’s role is set by the Compensation Committee and, in general, is used to assess objectively all elements of compensation paid to the named executive officers, including market competitiveness of base, and short-term and long-term compensation. Exequity also provides counsel on general market trends and technical developments, and input on the size and structure of pay for the independent directors of the Board. Under the terms of this engagement, Exequity is required to obtain the prior written approval of the Compensation Committee before Exequity or its affiliates performs any non-executive compensation related services to the Company or its subsidiaries. Exequity is required to report to the Compensation Committee any such services and fees annually and upon the reasonable request of the Committee.

The Company’s management has engaged McLagan Partners (“McLagan”), a financial services industry compensation consultancy to provide information on peer company compensation and pay trends. McLagan’s proprietary surveys and market data are used to analyze the competitiveness of the Company’s executive compensation program and to understand compensation forecasts and trends in the industry. The annual market data assessment of peer executive officers is created with McLagan’s guidance and provided to the Compensation Committee.

The Compensation Committee recognizes that it is essential to receive objective advice from compensation consultants. The Compensation Committee selects its compensation consultant only after taking into consideration all factors relevant to the consultant’s independence including the following:

•	Provision of other services to the Company by the consultant’s firm;

•	Aggregate fees paid by the Company and fees as a percentage of the total revenue of the consultant’s firm;

•	Policies and procedures of the consultant’s firm designed to prevent conflicts of interest;

•	Any business or personal relationships between the consultant, the consultant’s firm and any Compensation Committee member or executive officer of the Company; and

•	Whether the consultant holds shares of the Company’s stock;

During fiscal year 2013, the Company paid Exequity $10,678 in consulting fees directly related to services performed for the Compensation Committee.

Peer Group Companies

The Company’s Human Resources Group, in conjunction with Exequity, compares the named executive officers’ compensation to the compensation of executive officers performing similar functions among a peer group of other investment management companies. This comparison takes into account the performance of the Company relative to the other companies, the executives’ comparative roles, responsibilities and performance at such companies, and the market size and composition data for such comparable companies. The Human Resources Group also reviews compensation data from a survey of management and administration positions in investment management organizations published by McLagan. McLagan is engaged by the Company to provide additional peer compensation information because of the complexity of identifying a reasonable and appropriate competitor group, particularly given the differences in size and business mix between the Company and certain of its publicly traded peer group companies. The peer group companies reviewed this year were the same as last year and included: Affiliated Managers Group Inc., AllianceBernstein L.P., Blackrock Inc., BNY Mellon Asset Management, Eaton Vance Corporation, Federated Investors Inc., Invesco Ltd., Janus Capital Group, JP Morgan Asset Management, Legg Mason Inc., MFS Investment Management, Oppenheimer Funds, Inc., PIMCO Advisers, L.P., and T. Rowe Price Group. The Compensation Committee reviews such public and privately held companies’ compensation for comparison purposes but this review is not the determining factor as it is only one of many factors that are considered by the Compensation Committee in setting compensation. The Company’s fiscal year ends on September 30th, and that of all but one of the peer group companies ends on December 31st; accordingly, any meaningful compensation comparison must rely on available data covering time periods which do not correspond exactly and during which more beneficial or more adverse economic conditions affecting compensation may have prevailed. The Compensation Committee used 2012 peer market data received from McLagan to compare named executive officer total compensation (comprised of base pay, bonuses and equity compensation) against similar positions at the peer group companies. When compared to peer group company 2012 executive officer compensation, our 2013 named executive officer compensation was above the median. The Committee’s decision on the level of compensation awarded reflected the Company’s performance for fiscal year 2013 versus its peer group companies, and included consideration of the Company’s strong operating results with revenues, operating income and net income each setting all-time highs. Although relative ranking information is considered by the Compensation Committee in evaluating compensation for the named executive officers, the Compensation Committee does not target a specific percentile ranking for any component of, or the aggregate total of, named executive officer compensation.

Chief Executive Officer’s Compensation

Starting Point. In setting the Chief Executive Officer’s compensation, the Compensation Committee takes into account several factors, both internal and external to the Company. As the Company’s highest ranking officer, the CEO is responsible for overseeing all of the Company’s operations and results, implementing the Company’s strategic objectives and providing direction and leadership to the Company. The Compensation Committee therefore believes that the CEO’s compensation should normally be higher than the compensation paid to other named executive officers and should be linked to Company-wide measures and objectives. In particular, the Compensation Committee has determined that a large percentage of the CEO’s compensation should be at risk and linked to the achievement of objectives based upon the Company’s performance with regard to certain significant financial metrics.

While the Compensation Committee believes that the Company’s financial performance should be the main driver of CEO pay, it also believes the CEO’s individual performance with regard to relevant non-financial objectives and achievements during the year should be taken into account. Such non-financial objectives for the CEO include customer service, technology and human resource objectives, as well as goals regarding the Company’s compliance with laws and regulations and the maintenance of excellence in its corporate governance practices, among other things. To ensure that attention is given to these factors in addition to the financial measures, the Compensation Committee retains the authority and discretion to reduce the CEO’s incentive pay under the KEIP or to provide supplementary compensation.

Compensation Structure. In setting the CEO’s compensation, every year the Compensation Committee reviews (i) the Company’s performance (both financial and non-financial), (ii) compensation reports (which we refer to as “tally sheets”) regarding the amounts paid to the CEO in prior years as salary, bonus, perquisites and other compensation (including a sensitivity analysis regarding the CEO’s vested and unvested stock), (iii) recommendations provided by Exequity, and (iv) relevant non-financial information, such as data regarding achievements in the areas noted above. Based upon these reviews, the Compensation Committee determines the CEO’s compensation for the current fiscal year and potential compensation for the upcoming fiscal year.

Incentive Compensation. An incentive award was granted to the CEO in fiscal year 2013 under the Company’s KEIP (as described above). In fiscal year 2013, the Compensation Committee decided to continue its philosophy of linking the majority of the CEO’s potential compensation to the achievement of specified performance measures by the Company. Accordingly, early in the fiscal year, the Compensation Committee established a maximum bonus pool under the KEIP funded in an amount equal to 1.25% of PBOI for the year, approved the participation of Mr. G. Johnson and granted him a maximum target award under the KEIP equal to 40% of the pool. Although the Committee’s decisions are not dictated by a specific formula, the profitability of the firm, as reflected in PBOI, is the determining performance-based measure in establishing award maximums for Mr. G. Johnson and the other named executive officers. The maximum award that each named executive officer is eligible to receive is not an expectation of actual bonus amounts that will be paid to them, but a cap on the range of compensation ($0 to the maximum amount) that an individual may be paid while maintaining the tax deductibility of the bonus as performance-based compensation for purposes of Section 162(m). This provides the

Compensation Committee with the flexibility to compensate executives for truly exceptional performance without paying more than is necessary to incent and retain our named executive officers. The Committee believes that this bonus structure is in the best interests of stockholders because it enables the most prudent use of Company assets by maximizing the deductibility of performance-based compensation while empowering the Committee to pay only those amounts it determines are necessary to appropriately compensate executives.

Under Mr. G. Johnson’s leadership:

•	Fiscal year 2013 saw continued strong investment performance, net new flows, and operating results, despite increased market volatility that began in June.

•	At September 30, 2013, assets under management were near an all-time high at $844.7 billion, representing a 13% increase from $749.9 billion as of September 30, 2012.

•	Net income increased by 11% to $2.15 billion for fiscal year 2013, compared to $1.93 billion in fiscal year 2012.

•	Diluted earnings per share for the fiscal year increased 13% to $3.37 from $2.98 in the previous year.

•

Fiscal year end relative long-term investment performance remained strong with 64%, 71%, 85% and 79% of the Company’s U.S.-registered long-term mutual funds ranked in the top two quartiles of their respective peer groups for total return for the one-, three-, five- and ten-year periods as reported by Lipper.

•	Long-term gross sales of $215.6 billion during the fiscal year reflected a diversified mix of AUM by investment strategy, client type, and geographic region.

•

The Company retained the number one gross sales rank for non-proprietary, long-term, open-end funds in the U.S., according to the Investment Company Institute (“ICI”) and the Company ranked number two in gross sales per Lipper FMI for the international cross-border, long-term market.

•	The Company continued to place significant focus and resources to successfully address ongoing changes in the regulatory structure of the global fund industry.

•

Substantial progress was made on the Company’s other strategic initiatives, including further international expansion; a focused effort to encourage increased collaboration and idea sharing across investment teams; the ongoing build out and promotion of the firm’s alternative and solutions capabilities, including the integration of K2 Advisors Holdings, LLC (“K2 Advisors”); and further strengthening employee engagement, recognition, and retention efforts.

•

Further formalized the investment solutions platform and strategy by naming an experienced leader to oversee the company’s combined multi-asset solutions teams, which now manage $30 billion. Also launched several new products in this area.

•

On the acquisition front, the Company acquired the remaining 80% stake of alternative investments specialist Pelagos Capital Management LLC (“Pelagos Capital”). The Company also expanded its local asset management presence in the growing Latin American market by joining forces with Heyman y Asociados S.C. (“Heyman y Asociados”), a leading independent institutional asset manager in Mexico.

•	Completed a two-year term as chairman of the ICI, the national association of U.S. investment companies.

Based on the CEO’s performance and achievements described above, the Compensation Committee granted the CEO an award of $11.0 million under the Company’s KEIP for fiscal year 2013. Such amount was paid in fiscal year 2014 and, in keeping with the Company’s payment philosophy, the cash and equity portions were paid as described in the chart above. These awards of restricted stock are subject to vesting over a period of three years from the date of grant. In fiscal year 2013, the Committee awarded Mr. G. Johnson a performance-based long-term incentive award of $1.7 million under the Company’s USIP subject to the achievement of performance measures based 50% on Operating Margin and 50% on Shareholder Return Ranking. These awards vest as described above in the 2013 Performance Awards chart.

In summary, Mr. G. Johnson’s cash and incentive award compensation with respect to his performance in fiscal year 2013 totaled $14,780,132 versus $11,980,132 for the prior fiscal year, an increase of 23.4%. His base salary of $780,132 was unchanged while his incentive award under the KEIP of $11.0 million increased from $9.5 million. His performance-based long-term incentive award of $3.0 million increased from $1.7 million awarded for the prior fiscal year. The actual amount of the performance-based long-term incentive award that will be paid to Mr. G. Johnson will depend on the portion that vests over the next three years based on the performance metrics described above.

The Summary Compensation Table in this proxy statement describes various elements of Mr. G. Johnson’s total compensation awarded in fiscal 2013 amounting to $12,132,702 compared with $12,320,171 awarded in fiscal 2012, a decrease of 1.5%.

Review. All of the compensation elements awarded to the CEO described above were reviewed by Exequity, which advised the Compensation Committee that they were reasonable, consistent with market practices, significantly performance-based and aligned with Company objectives. The Compensation Committee believes that the CEO’s compensation package is reasonable and appropriate and that it is aligned with the interests of the Company’s stockholders.

Senior Executive Officer Compensation

Starting Point. Similar to its view on the CEO’s compensation, the Compensation Committee believes that the majority of compensation that may be earned by the other named executive officers (excluding the CEO, the “Senior Executives”) should be directly linked to performance. The Committee therefore also limits the Senior Executives’ base salary opportunity and has structured the majority of their potential compensation around incentive grants.

Incentive Compensation. Incentive awards were made to the Senior Executives under the Company’s KEIP, (as described above). Early in the fiscal year, the Compensation Committee approved the participation of each Senior Executive in the KEIP, and each was granted a target award expressed as a percentage of the available pool. These targets represented the maximum possible payout under the KEIP for each of the four Senior Executives for fiscal year 2013. The maximum award that each Senior Executive is eligible to receive is not an expectation of actual bonus amounts that will be paid to them, but a cap on the range of compensation ($0 to the maximum amount) that an individual may be paid while maintaining the tax deductibility of the bonus as performance-based compensation for purposes of Section 162(m). The Compensation Committee retains discretion to reduce or eliminate any award granted under the KEIP, based on Company performance, business unit performance, or such other factors as the Committee may determine. In adjusting the Senior Executives’ incentive compensation under the KEIP, the Compensation Committee recognizes that each Senior Executive may be most able to directly influence the business unit for which he or she is responsible. The Committee therefore believes that it is appropriate to take into account each Senior Executive’s achievement of objectives that are directly tied to the growth and development of their respective business unit. The portion of each target award actually paid to each Senior Executive was determined based on individual performance achievements during fiscal year 2013, including those described below.

Each year the Company conducts a review process in which goals are developed for each business unit by the CEO, the Senior Executive who leads the business unit and the Company’s business planning group. Each unit’s goals are specifically tailored because their different business functions are not always easily comparable. However, each unit’s goals (and thus those of the responsible Senior Executive) typically include, but are not limited to, a mix of investment performance, sales, financial, customer service, technology and human resources objectives. Upon completion of this process, the Compensation Committee establishes target incentive awards for the Senior Executives. For fiscal year 2013, the Senior Executives were allocated maximum target awards under the KEIP, as follows, expressed as a percentage of the maximum bonus pool payable under the KEIP: 19% for Vijay C. Advani, 13% for Jennifer M. Johnson, 10% for Kenneth A. Lewis, and 9% for John M. Lusk. In fiscal year 2013, each of the Senior Executives was also awarded a performance-based long-term incentive award under the Company’s USIP subject to the achievement of performance measures based on Operating Margin and Shareholder Return Ranking.

Descriptions of the material business unit objectives set for and subsequently achieved by the Senior Executives in fiscal year 2013 are set forth below:

Vijay C. Advani, Executive Vice President—Global Advisory Services.

Mr. Advani is responsible for the Company’s global retail and institutional distribution strategies and initiatives, including sales, marketing, client service and product development. Long-term gross sales in Global Advisory Services rose to $211 billion for the fiscal year ended September 30, 2013, and AUM market share for non-proprietary long-term open-end funds in the U.S. was 13.4% at the end of fiscal year 2013 according to the ICI. Internationally, the Company remained the largest single cross-border fund umbrella, with total long-term AUM over $170.8 billion as of September 30, 2013 and cross-border, long-term asset market share of 8.3% as of September 2013 (source: Lipper FMI, based on third-party, retail and institutional, long-term products sold internationally only). Mr. Advani oversaw the continuation of the Company’s multi-year equity sales campaign highlighting the importance of investor diversification. The “Time to Take Stock” sales and marketing campaign was leveraged in 21 countries this year to promote the Company’s equity capabilities. Under Mr. Advani’s leadership, product innovation included the launch of expanded fund share classes to meet regulatory and local needs, specific localized products, new funds to fill product gaps, and new capabilities for the future. He also oversaw the completion of a multi-year program to redesign 47 country websites to improve functionality and enhance the branded look and feel of the sites, including the launch of mobile capabilities in 10 countries. Importantly, Mr. Advani also continued to commit the resources necessary to comply with a host of new regulations, particularly in Europe. Also in Europe, he oversaw the expansion into Belgium and the deepening of our presence in Italy and the United Kingdom. Mr. Advani led improvements to infrastructure supporting our international business, with 17 countries implementing a new contact management system for the sales force, and 13 countries rolling out an email platform to enhance marketing reach. Under Mr. Advani’s leadership, senior personnel were added in the U.S. to expand our institutional presence in the insurance asset management and defined contribution investment-only channels.

Jennifer M. Johnson, Executive Vice President and Chief Operating Officer.

Ms. Johnson oversees technology, the global transfer agency, investment management services, and human resources, while also having responsibility for the Company’s banking subsidiaries. In fiscal year 2013, Ms. Johnson and her teams made key contributions to the acquisition planning process, as well as integration preparation and implementation for the acquisitions of K2 Advisors, Heyman y Asociados, and Pelagos Capital. The global transfer agency continued to maintain high levels of customer service, achieving all-time-high scores for correspondence and transaction quality from National Quality Review, an independent third-party which provides objective evaluations of customer service quality. Under Ms. Johnson’s leadership, the transfer agency also continued to serve clients in a cost efficient manner, controlling expenses and increasing revenue. During the year, the global transfer agent completed its key initiative of transitioning to a new international shareholder servicing system to effectively support over 500,000 international accounts in over 150 countries. In investment management services, progress was made towards developing an integrated global processing platform to more effectively support rapidly evolving product strategies, ongoing regulatory changes, and increasingly complex investment securities. This important, multi-year effort progressed while the business continued to exceed overall processing accuracy goals and maintain cost controls. In technology, the multi-year project to transition to a new data center continued, resulting in total savings for the four-year effort of $32 million. Ms. Johnson oversaw enhancements to the technology infrastructure to increase the global reach and enhance the user experience for the Company’s redesigned international websites and mobile sites. Additional significant technology initiatives were undertaken during the year to upgrade the tools used for international customer relationship management, and also introduce virtual desktop capabilities and enhancements to the global communications infrastructure. Human Resources initiatives focused on employee recognition and engagement. The rate of top-performing employee voluntary attrition remained low globally at 3.5%. The banking group continued to make progress on its five-year strategic plan to provide a more efficient platform for the wealth management business, with AUM for the group increasing to $15 billion, a new all-time high.

Kenneth A. Lewis, Executive Vice President and Chief Financial Officer.

Mr. Lewis directs the Company’s finance division and oversees the financial performance of the organization. He also oversees acquisitions, corporate performance measurement, strategic planning, enterprise risk management, corporate communications, and general services (corporate real estate). Diluted earnings per share for the fiscal year improved significantly to $3.37, a 13% increase over the previous year. Net income increased by 11% to $2.15 billion for fiscal year 2013, compared to $1.93 billion in fiscal year 2012. The Company’s operating margin increased to 36.6%, compared to 35.4% in fiscal year 2012. During fiscal year 2013, Mr. Lewis oversaw multiple capital management initiatives. The Company returned approximately $1.4 billion to shareholders resulting in a total payout ratio of 64% for the fiscal year. This was achieved by using $491 million, or 23% of net income, to repurchase Company shares, and by also paying regular quarterly dividends along with a special dividend that combined totaled approximately $889 million, or 41% of net income. Mr. Lewis led the successful integration of K2 Advisors, including directing a management board with oversight for critical integration matters. He also led the successful integration of K2’s finance functions onto the Company’s general ledger, payroll, tax and budgeting, and planning financial operating systems. Mr. Lewis spearheaded several initiatives to further improve the Company’s reporting processes. In response to investor feedback, Mr. Lewis enhanced the quarterly earnings and investor relations reporting process to highlight key topics of interest, including providing greater insights into the firm’s bond portfolio, flow concentration, international growth, and operating margins. He also oversaw several initiatives to improve the Company’s management reporting capabilities, including enhanced financial analysis supporting fund of funds, multi-asset solutions, and alternative investment products. Under Mr. Lewis’ leadership, the public relations program generated over 8,300 significant media mentions globally through pro-active media pitches and key spokesperson interviews, while also leveraging investment commentary. Mr. Lewis further enhanced executive and employee communications with a focus on fostering a strong understanding of corporate strategy and industry trends for all employees.

John M. Lusk, Executive Vice President—Investment Management.

Mr. Lusk is responsible for the firm’s independent equity and fixed income investment management groups, which include Franklin, Templeton, Mutual Series, and Local Asset Management, as well as the trading area, investment risk and performance, and global portfolio and corporate services. During the fiscal year, relative investment performance remained solid. For the U.S., 64%, 71%, 85%, and 79% of long-term assets under management were in the top two quartiles of their peer groups for the one-, three-, five- and 10-year periods, respectively, as of September 30, 2013, as reported by Lipper. For cross-border funds, 81%, 83%, 88%, and 88% of long-term assets under management were in the top two quartiles of their peer groups for the one-, three-, five-, and 10-year periods, respectively, as of September 30, 2013, as reported by FMI Lipper. During the fiscal year, Mr. Lusk worked with members of senior management to further build-out the Company’s local asset management capabilities and global presence in key markets around the world. Milestones include relocating several key experienced investment professionals to Asia to further develop the firm’s investment capabilities in this important and growing region and also appointing a Head of European Fixed Income to enhance the firm’s capabilities in recognition of growing institutional and retail client demand for these strategies. He also oversaw the realignment of Bissett Investment Management in Canada, Franklin UK Equity (formerly Rensburg Fund Management Limited) and Franklin Pan-European Equity into the Local Asset Management platform. This change allowed these groups to maintain their in-depth local expertise and autonomous investment decision-making, while further benefiting from the local asset management best practices developed by the Company over the past two decades. Mr. Lusk also drove efforts to develop additional technology tools for portfolio and trading to foster strong collaboration at a global level and within local teams, where appropriate. To further increase collaboration across all investment groups, he sponsored the Company’s largest joint research meeting with the global bond, global equity, emerging markets, and local asset management teams participating. In another key focus area, Mr. Lusk continued to expand the firm’s investment risk management program, which was recognized as “Best in Class” by Frontier Consulting for Global Bond strategies. Under Mr. Lusk’s leadership, the firm became a signatory to the United Nations-supported Principles for Responsible Investment (UNPRI), with key staff additions made to support these efforts.

For fiscal year 2013, the incentive award payable to each Senior Executive was determined in relation to such executive’s performance in achieving his or her objectives. Twice a year the CEO, aided by the Company’s Business Planning Group, evaluates each Senior Executive and his or her respective business unit’s progress in achieving its goals. In addition, the CEO works with senior members of the Company’s Human Resources Group to recommend the appropriate award amount for each Senior Executive based upon such performance. As part of this process, the Human Resources Group conducts and reviews an analysis of competitive compensation by peer companies (listed above under “Peer Group Companies”), compares previous year over year performance and compensation paid to the executive, considers internal pay equity issues and reviews third party executive compensation surveys related generally to the financial services industry and specifically to the asset management industry. In addition, the Human Resources Group prepares tally sheets which include cash, equity and other compensation paid to each Senior Executive in prior periods as well as an analysis of the total projected wealth accumulation for such executive over the next five years. Upon completion of this review process, management presents the performance evaluations to the Compensation Committee and the CEO makes a recommendation regarding the appropriate level of incentive compensation in relation to the objectives achieved.

The Compensation Committee reviews and discusses the evaluations, competitive compensation information, tally sheets and the compensation recommendations for each Senior Executive. Based upon this review, the Compensation Committee assesses the reasonableness of the compensation recommendations and sets each Senior Executive’s incentive compensation for the fiscal year.

Based upon each Senior Executive’s performance and achievements described above, the Compensation Committee granted fiscal year 2013 awards to each of the Senior Executives under the Company’s KEIP in the following amounts: Vijay C. Advani: $5.8 million; Jennifer M. Johnson: $3.2 million; Kenneth A. Lewis: $2.5 million; and John M. Lusk: $2.0 million. Such awards were granted in fiscal year 2014. In keeping with the Company’s compensation philosophy, the cash and equity portions of such awards were paid as described above. The restricted stock grants vest over a three-year period after grant. The Compensation Committee believes that requiring time-based vesting of equity incentive grants helps to align executives’ long-term interests with those of stockholders, further ties compensation to Company performance, and aids in retention. In fiscal year 2013, based on performance in fiscal year 2012, the Committee also awarded long-term performance-based awards under the USIP in the following amounts: Vijay C. Advani: $1,200,000; Jennifer M. Johnson: $550,000; Kenneth A. Lewis: $525,000; and John M. Lusk: $225,000. These awards are subject to the achievement of performance measures based 50% on Operating Margin and 50% on Shareholder Return Ranking and will vest according to the vesting schedule and performance criteria described in the 2013 Performance Awards chart above.

Benefits and Perquisites

As a general practice, the Company provides no material benefits and limited perquisites to executive officers that it does not provide to other employees. All executive officers are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most of the Company’s employees. Executive officers (other than those who directly, or through attribution of shares held by certain family members, hold 5% or more of the Company’s stock) are also eligible to participate in the ESIP on similar terms to the Company’s other employees. Under the ESIP a participant may elect to have 1%—10% of his or her payroll deducted to purchase up to the lesser of $25,000 in value or 2,000 shares of the Company’s common stock per year at a specified price. In addition, all of the executive officers may participate in the 401(k) Plan. Similar to the Company’s other employees and subject to 401(k) Plan requirements, 75% of an executive’s total eligible compensation contributed to the 401(k) Plan is matched by the Company. The Board of Directors reviews and approves the annual corporate contribution to the 401(k) Plan.

The Company provides certain limited perquisites to its executive officers which it believes aid the executives in their execution of Company business. For example, occasional personal use of Company aircraft may be provided to enable named executive officers to devote additional and efficient time to Company business when traveling. In addition, the Company may sponsor memberships in social clubs and provide tickets to events to provide for the entertainment of clients and prospective clients. Perquisites and other benefits represent a de minimis part of the Company’s overall compensation package. The Compensation Committee believes the value of perquisites and other benefits are reasonable in amount and consistent with its overall compensation plan. For additional information on perquisites and other benefits please see the Summary Compensation Table elsewhere in this Proxy Statement.

Termination/Change in Control Matters

The Company’s named executive officers are employed on an “at will” basis, without any written employment or severance agreements. Accordingly, the named executive officers are not entitled to any particular severance benefit upon termination of employment by the Company. The Company may, however, provide severance on a case-by-case basis in its discretion as approved by the Compensation Committee. Similarly, the Company has not entered into any agreement with any named executive officer that provides for additional payments solely on account of a change in control of the Company. The Company’s only change in control provisions are found in existing compensation plans and apply to all participants in those plans.

Tax Considerations

In evaluating compensation program alternatives, the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Code. Section 162(m) limits to $1 million the amount that a publicly traded corporation, such as the Company, may deduct for compensation paid in any year to its chief executive officer or any other of its three most highly compensated executive officers (other than the principal financial officer). However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the Company’s stockholders.

The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive compensation. The Compensation Committee expects that its performance-based awards either in the form of cash, restricted stock or performance shares should qualify for the performance-based compensation exception to Section 162(m). The Compensation Committee, however, believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders. Therefore, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, may not limit compensation to those levels or types of compensation that will be deductible if it believes that the compensation is commensurate with the performance of the covered employee.

Other Considerations

The Compensation Committee has reviewed the aforementioned incentive plans and does not believe the goals, or the underlying philosophy and administrative guidelines create risks that are reasonably likely to have a material adverse effect on the Company. By utilizing long-term equity, including the settlement of a sizeable portion of annual incentive awards in the form of restricted stock vesting over three years and our stock ownership requirements, we align named executive officer compensation with that of the long-term stockholder. Additional mitigating risk factors include the use of multiple financial and non-financial performance metrics at the Company and business unit level, oversight of a committee of independent Directors with the ability to use negative discretion in awards and a forfeiture policy (described below) in the event of certain financial restatements. See also the discussion of the Board’s role in risk oversight under the heading “Information about the Board and its Committees”.

Stock Ownership Requirements. As discussed in greater detail under the heading “Corporate Governance—Stock Ownership Guidelines” in this Proxy Statement, the Board of Directors has adopted guidelines for the directors and the senior officers, including each of the named executive officers, concerning their ownership of the Company’s common stock. The ownership guidelines specify the minimum amount of shares that the directors and such officers should own. The purpose of the stock ownership guidelines is to more closely align the interests of the directors and such officers with the interests of the Company’s other stockholders through good and bad economic times. In addition, the stock ownership guidelines are designed to strengthen the link between long-term Company performance and executive compensation. As of December 31, 2013, all executive officers were in compliance with these guidelines.

Prohibition against Hedging Transactions. As discussed in greater detail under the heading “Corporate Governance—Prohibition against Hedging Transactions” in this Proxy Statement, all employees, temporary employees, directors and officers are prohibited from short sales of securities, including “short sales against the box” (i.e. a short sale by the holder of a long position in the same stock) of securities issued by Franklin Resources, Inc. and securities issued by any closed-end fund sponsored or advised by the Company.

Potential Impact on Incentive Compensation of Financial Restatements. The Compensation Committee has enhanced current Company protections under Section 304 of the Sarbanes-Oxley Act of 2002 by approving clawback provisions under the AIP and executive award agreements. These provisions provide for the forfeiture by our executive officers and other employees of any awards granted or earned pursuant to the USIP or AIP (including under the KEIP), or earnings thereupon, in the event that (i) the Company issues a restatement of financial results to correct a material error, (ii) the Compensation Committee determines, in good faith, that fraud or willful misconduct on the part of the individual was a significant contributing factor to the need to issue such restatement, and (iii) some or all of the award that was granted and/or earned prior to such restatement by the individual would not have been granted and/or earned, as applicable, based upon the restated financial results. The forfeiture is enforceable by the Company by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the individual.

Timing of Awards. The Compensation Committee’s general practice is to make award decisions for the previous fiscal year and review salaries of the Company’s executive officers in November. This time frame allows the Compensation Committee to review a full year of the executives’ performance as well as a full year of the Company’s performance, given that the Company’s fiscal year ends on September 30th and the press release containing the Company’s earnings for the fiscal year typically is released in late October.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by us under those statutes, the following report shall not be deemed to be “soliciting material,” or to be incorporated by reference into any prior filings or future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

Respectfully Submitted:

Compensation Committee

Charles Crocker (Chairman)

Samuel H. Armacost

Peter K. Barker

Mark C. Pigott

SUMMARY COMPENSATION TABLE

The following table provides compensation information for the Company’s named executive officers for the fiscal years ended September 30, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Gregory E. Johnson	2013	780,132	8,550,000	2,650,000	152,570	(4)	12,132,702
Chairman of the Board, Chief Executive Officer and President	2012	780,132	8,850,000	2,650,000	40,039		12,320,171
	2011	780,132	6,350,000	2,650,000	97,390		9,877,522

Kenneth A. Lewis	2013	525,000	1,515,000	1,400,000	—		3,440,000
Executive Vice President and Chief Financial Officer	2012	525,000	1,550,000	1,290,000	—		3,365,000
	2011	525,000	850,000	1,350,000	—		2,725,000

Vijay C. Advani	2013	525,000	3,550,000	2,650,000	—		6,725,000
Executive Vice President— Global Advisory Services	2012	525,000	3,850,000	2,650,635	—		7,025,635
	2011	525,000	2,600,000	2,650,000	—		5,775,000

Jennifer M. Johnson	2013	525,000	1,825,000	1,750,000	—		4,100,000
Executive Vice President and Chief Operating Officer	2012	525,000	1,850,000	1,575,000	—		3,950,000
	2011	525,000	1,200,000	1,650,000	11,351		3,386,351

John M. Lusk	2013	500,000	1,025,000	1,150,000	—		2,675,000
Executive Vice President— Investment Management

(1)	Stock award values represent the aggregate grant date fair value for all grants made during each fiscal year in accordance with the requirements of ASC 718 in the specified year for grants made in such year and prior years. For awards with performance conditions, the value at the grant date reported is based on the probable outcome of the performance conditions. Additional information is set forth in the “Grants of Plan-Based Awards (Fiscal Year 2013)” table below. See “Note 16—Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for fiscal year 2013 filed with the Securities and Exchange Commission on November 12, 2013 for further details.
(2)	Represents the cash portion of awards made under the Company’s KEIP. See “Compensation Discussion and Analysis—The Elements of Executive Compensation—Short-term and Long-term Incentive Compensation” above for more details. For Mr. Advani, fiscal year 2012 amount also includes a one-time referral bonus under Fiduciary Trust Company International’s New Business Award Program.
(3)	Includes certain amounts under year 2013 with respect to fiscal year 2012 but which were paid in fiscal year 2013.
(4)	For Mr. G. Johnson, includes $151,474 for personal use of the Company’s aircraft. The aggregate incremental cost of personal use of Company aircraft is calculated using the rate per nautical mile for each personal flight, published twice per year by Conklin & de Decker Associates, Inc. for each type of Company aircraft. Such amount is based on the published rate at the time of the personal flight use. These rates are used by a variety of corporate aviation operators for cost and budget estimation purposes. The rates include the estimated variable costs of operating aircraft, including fuel, labor and parts for most scheduled maintenance, engine, propeller and auxiliary power unit overhaul cost and parts repair and replacement costs, landing fees and expenses, supplies and catering and crew costs excluding salaries, benefits and fixed costs. The rates do not include the cost of periodic aircraft refurbishment, hangar costs, dues, subscriptions, weather and navigation services or the cost of insurance and administrative services. The rates also do not include depreciation or any tax benefit reductions due to personal use. The aggregate incremental costs in the table includes the cost of all nautical miles flown for positioning flights necessary to accomplish a personal flight and to return the aircraft to its next scheduled location. Amount also includes fees paid or reimbursed by the Company for spousal activities related to off-site business meetings.

GRANTS OF PLAN-BASED AWARDS (FISCAL YEAR 2013)

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2013. Figures in the column “All Other Stock Awards: Number of Shares of Stock or Units” have been adjusted retroactively to reflect a three-for-one split of common stock in July 2013.

Name	Plan		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)	Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards($)(6)
				Maximum ($)	Maximum ($)
Gregory E. Johnson	KEIP	(1)	—	2,650,000
	KEIP		11/5/12		11,635,265
	USIP		11/5/12			38,922	1,700,000

Kenneth A. Lewis	KEIP		—	2,223,370
	KEIP		11/5/12		1,635,658
	USIP		11/5/12			12,024	525,000

Vijay C. Advani	KEIP		—	2,650,000
	KEIP		11/5/12		4,135,501
	USIP		11/5/12			27,474	1,200,000

Jennifer M. Johnson	KEIP		—	2,650,000
	KEIP		11/5/12		2,171,356
	USIP		11/5/12			12,594	550,000

John M. Lusk	KEIP		—	2,016,033
	KEIP		11/5/12		1,457,092
	USIP		11/5/12			5,154	225,000

(1)	Incentive awards made under the KEIP typically include restricted stock granted under the Company’s USIP. Awards were comprised of 65% cash and 35% restricted stock for amounts up to $1.0 million, 50% cash and 50% restricted stock for amounts in excess of $1.0 million, and 100% restricted stock for amounts in excess of $5.0 million.
(2)	Represents the cash portion of the maximum awards that may be made under the KEIP for fiscal year 2013. Awards under the KEIP have no assigned threshold or target amount, and are determined at the discretion of the Compensation Committee, subject to a pre-determined maximum. Accordingly, no threshold or target amounts are listed. Please refer to the “Executive Compensation—Compensation Discussion and Analysis” above for the actual cash amount received by each named executive officer in fiscal year 2013 pursuant to such awards.
(3)	Amounts do not include the equity portion of awards that may be made under the KEIP for fiscal year 2013 because such awards were granted in fiscal year 2014.
(4)	Represents the equity portion of awards under the KEIP for fiscal year 2012, which were granted in fiscal year 2013. Grants of restricted stock include time vesting provisions such that the award would vest in thirds on August 30, 2013, August 29, 2014 and August 31, 2015. In accordance with the terms of the USIP, the number of shares of restricted stock issued was determined based on the closing price on the NYSE of the Company’s common stock on the grant date. Any dividends declared on the Company’s common stock are paid on the unvested shares.
(5)	Represents performance-based long-term incentive awards under the USIP granted on November 5, 2012. The number of shares was determined by dividing the award value by the closing price of the Company’s common stock on November 5, 2012, the date of grant, rounded up to the nearest whole share. A portion of these performance awards vested on November 29, 2013; subject to the achievement of performance objectives the additional portions will vest on November 28, 2014 and December 1, 2015. Any dividends payable on the Company’s common stock prior to vesting are paid upon vesting.
(6)	Determined pursuant to ASC 718. For equity awards that are subject to performance conditions, the value reported is based upon the probable outcome of such conditions, excluding the effect of estimated forfeitures.

Please refer to the “Executive Compensation—Compensation Discussion and Analysis” above for an explanation of salary and bonus in proportion to total compensation and further details regarding amounts disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table presents information concerning the number and value of option and stock awards held by the named executive officers as of September 30, 2013. All share amounts have been adjusted retroactively to reflect a three-for-one split of common stock in July 2013.

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Gregory E. Johnson	145,314	15.16	11/11/13	173,340	8,762,337	94,260	4,764,843

Kenneth A. Lewis	—	—	—	24,936	1,260,515	23,727	1,199,400

Vijay C. Advani	—	—	—	62,541	3,161,448	67,740	3,424,257

Jennifer M. Johnson	28,251	15.16	11/11/13	32,094	1,622,352	29,355	1,483,895

John M. Lusk	—	—	—	20,166	1,019,391	9,837	497,260

(1)	All options held by the named executive officers have vested and are shown in this column.
(2)	The number of shares and exercise price of each outstanding option was proportionally adjusted in conjunction with a special cash dividend in December 2012, as required pursuant to the USIP.
(3)	The shares consist of shares of restricted stock that vest as follows:

Name	Total Unvested Shares	Vesting Date
Gregory E. Johnson	68,799	8/29/14
	104,541	Vest in equal parts on 8/29/14 and 8/31/15

Kenneth A. Lewis	9,828	8/29/14
	15,108	Vest in equal parts on 8/29/14 and 8/31/15

Vijay C. Advani	26,676	8/29/14
	35,865	Vest in equal parts on 8/29/14 and 8/31/15

Jennifer M. Johnson	12,636	8/29/14
	19,458	Vest in equal parts on 8/29/14 and 8/31/15

John M. Lusk	7,956	8/29/14
	12,210	Vest in equal parts on 8/29/14 and 8/31/15

(4)	Calculated by multiplying unvested shares by $50.55, the closing price of the Company’s common stock on the NYSE on September 30, 2013, the last trading day of the fiscal year.

(5)	Includes performance-based shares of restricted stock that vest as follows:

Name	Total Unvested Shares	Vesting Dates Subject to Achievement of Performance Criteria
Gregory E. Johnson	33,744	11/29/13
	34,569	11/28/14
	25,947	12/01/15

Kenneth A. Lewis	4,344	11/29/13
	11,367	11/28/14
	8,016	12/01/15

Vijay C. Advani	26,124	11/29/13
	23,301	11/28/14
	18,315	12/01/15

Jennifer M. Johnson	9,498	11/29/13
	11,463	11/28/14
	8,394	12/01/15

John M. Lusk	1,797	11/29/13
	4,605	11/28/14
	3,435	12/01/15

OPTION EXERCISES AND STOCK VESTED (FISCAL YEAR 2013)

The following table presents information regarding stock option exercises and stock awards vesting for the named executive officers during the fiscal year ended September 30, 2013. All share amounts have been adjusted retroactively to reflect a three-for-one split of common stock in July 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregory E. Johnson	165,591	5,438,008	199,899	9,151,208

Kenneth A. Lewis	—	—	34,362	1,565,052

Vijay C. Advani	—	—	79,137	3,607,737

Jennifer M. Johnson	16,557	558,964	42,900	1,952,432

John M. Lusk	9,741	321,745	26,598	1,211,684

(1)	The value realized on exercise of stock options is calculated by subtracting the exercise price of the stock option award from the closing price of the Company’s common stock on the NYSE on the date of exercise and multiplying that resulting number by the number of shares that were exercised under such option award.
(2)	The value of each stock award is calculated by multiplying the closing price of the Company’s common stock on the NYSE on the date of vesting by the number of shares that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has not provided the named executive officers with agreements providing for severance payments, medical or insurance benefits or any other perquisites after their employment with us has ended or following a change in control.

As described under “Executive Compensation—Compensation Discussion and Analysis” above in this Proxy Statement, the named executive officers have typically received grants of incentive awards payable in the form of cash under the Company’s AIP and the KEIP, and restricted stock and restricted stock units under the Company’s USIP. Except as set forth below or as otherwise determined by the Compensation Committee, unearned awards made to a named executive officer under such plans are forfeited upon voluntary or involuntary termination of executive’s employment with the Company. In any event, the Compensation Committee, in its sole discretion, may pay, eliminate or reduce such awards.

Amended and Restated Annual Incentive Compensation Plan

In the event the employment of a participant under the AIP terminates due to death or permanent disability, such participant is generally entitled to receive a single pro-rata cash payment of unvested awards under the plan based upon time served during the relevant performance period. If a participant’s employment terminates due to retirement, such participant may, at the discretion of the Compensation Committee, receive a single pro-rata cash payment based upon time served during the relevant performance period. To be eligible to receive a pro-rata payment upon retirement from the Company, the participant must retire after reaching age fifty-five and have at least ten years of service with the Company.

The AIP does not expressly provide for any change-in-control payments, however, the Compensation Committee has the discretion to make awards under the plan in the event of a change in control.

Under the AIP, involuntary termination of employment includes employment that is terminated by the Company as a result of the Company’s dissatisfaction with the job-related activities of the employee or conviction of the employee of a felony. No payments would be made in either of these events. For involuntary termination for any other reason, such as job elimination, the Compensation Committee, in its sole discretion, may (i) pay the participant a pro-rated incentive award based upon performance during the plan year to the date of termination, (ii) pay the participant’s full award under the plan (or any greater amount), or (iii) not make any payment.

2004 Key Executive Incentive Compensation Plan

As described in more detail under “Compensation Discussion and Analysis—The Elements of Executive Compensation—Incentive Compensation,” the 2004 Key Executive Incentive Compensation Plan, or KEIP, is a sub-plan under the AIP. Consequently, all of the provisions described above regarding the Annual Incentive Compensation Plan apply to grants made under the KEIP. In addition, the KEIP includes separate terms regarding termination payments which are summarized below. The KEIP was terminated as of December 10, 2013 and if approved by the stockholders at the Annual Meeting will be replaced by the 2014 KEIP. The terms for termination payments under the KEIP and the 2014 KEIP are the same.

If the employment of a participant in the KEIP terminates due to death, permanent disability or retirement, such participant is generally entitled to receive payment of any award under the plan with respect to the fiscal year of such termination. In addition, if a participant terminates employment with the Company for any reason other than death, permanent disability or retirement, any award under the plan with respect to the fiscal year of such termination is generally required to be reduced proportionately based on the date of termination. To be eligible to receive a payment upon retirement from the Company, the participant must retire after reaching age fifty-five and have at least ten years of service with the Company. To be eligible for awards in the event of permanent disability, the executive must be eligible for payments under the Company’s long-term disability insurance policy. In any event, the Compensation Committee, in its sole discretion, may pay, eliminate or reduce any such awards under the KEIP.

The KEIP does not expressly provide for any change-in-control payments, however, the Compensation Committee has the discretion to make awards under the plan in the event of a change in control.

2002 Universal Stock Incentive Plan

Pursuant to the terms of the Company’s USIP and applicable award agreements, any options that are exercisable by a named executive officer will remain exercisable for a period of (i) 180 days after termination of employment due to the death or permanent disability of the executive, and (ii) 90 days after termination of such executive’s employment for any other reason; provided that in no case will the option remain exercisable later than its expiration date.

Pursuant to the terms of the USIP, a change in control of the Company means a proposed dissolution or liquidation of the Company or a merger or corporate combination (a “Transaction”) in which the successor corporation does not agree to assume the award or substitute an equivalent award. The Compensation Committee must notify participants of such treatment no later than ten days prior to such proposed Transaction. To the extent not previously exercised, option grants and awards terminate immediately prior to the consummation of such proposed Transaction.

Compensation Committee Policy & Practice

Notwithstanding the discussion above, pursuant to the terms of the KEIP and the AIP, the Compensation Committee, in its sole discretion, may eliminate or reduce any unvested awards otherwise payable to a participant following termination of employment. In addition, the Compensation Committee has the authority to pay the full award amount to a participant whose award would have otherwise been reduced or forfeited following termination of employment or a change in control. The Compensation Committee also has the discretion under the USIP to determine the terms, conditions, performance criteria, restrictions, and other provisions of awards made under the USIP.

As a general policy matter, the Compensation Committee has limited the payment of unvested awards under the KEIP, the AIP and the USIP following a participant’s termination of employment. We expect the Compensation Committee would act similarly upon a change in control. Payments for unvested awards, if any, made to the named executive officers upon the termination of employment or upon a change in control would be determined on a case-by-case basis by the Compensation Committee.

Estimated Payments upon Termination

Because of the Compensation Committee’s general policy of limiting payments to the named executive officers following termination of employment and its authority to reduce or increase the payments otherwise available under awards, the amounts payable to the named executive officers following termination of employment are not determinable. The following table sets forth a range of the potential compensation that could become payable under the KEIP and the AIP if a named executive officer’s employment had terminated on September 30, 2013. The amounts provided are based upon the named executive officer’s compensation and service levels as of September 30, 2013 and, if applicable, based on the closing price of the Company’s common stock on the NYSE on September 30, 2013, the last trading day of fiscal year 2013.

Name	Death, Permanent Disability, or Retirement(1)(2)(3)($)	Voluntary Termination(4)(5)($)	Involuntary Termination(4)(6)($)
Gregory E. Johnson	0 - 16,177,180	0 - 2,650,000	0 - 2,650,000

Kenneth A. Lewis	0 - 3,749,915	0 - 1,290,000	0 - 1,290,000

Vijay C. Advani	0 - 9,235,705	0 - 2,650,000	0 - 2,650,000

Jennifer M. Johnson	0 - 4,681,247	0 - 1,575,000	0 - 1,575,000

John M. Lusk	0 - 2,616,651	0 - 1,100,000	0 - 1,100,000

(1)	Amounts included in this column range from $0 to a maximum payment which is based on the executive’s fiscal year 2012 cash bonus, plus the cash value of the executive’s unvested stock awards listed under the column “Stock Awards” in the “Outstanding Equity Awards at 2013 Fiscal Year-End” table above, as determined in the discretion of the Compensation Committee.
(2)	Permanent Disability means that the executive is eligible for payments under the Company’s long-term permanent disability insurance policy.
(3)	As of September 30, 2013, Mr. Lusk was the only named executive officer eligible for retirement payments under the KEIP and AIP because of his age and tenure with the Company.
(4)	Amounts included in this column range from $0 to a maximum payment which is based on the executive’s fiscal year 2012 cash bonus, as determined in the discretion of the Compensation Committee.
(5)	Under the AIP, voluntary termination of employment generally means that an executive voluntarily resigned from employment at the Company.
(6)	Under the AIP, involuntary termination of employment includes employment that is terminated by the Company as a result of the Company’s dissatisfaction with the job-related activities of the employee or conviction of the employee of a felony. No payments would be made in either of these events. For involuntary termination for any other reason, such as job elimination, the Compensation Committee, in its sole discretion, may (i) pay the participant a pro-rated incentive award based upon performance during the plan year to the date of termination, (ii) pay the participant’s full award under the plan (or any greater amount) or (iii) not make any payment.

Estimated Payments upon a Change in Control

None of the named executive officers have agreements which provide for payments upon a change in control of the Company. However, under the Company’s USIP the Compensation Committee has the discretion to make a determination as to the equitable treatment of awards upon a change in control. The Compensation Committee may, in its discretion, make cash awards under the KEIP and the AIP and awards of restricted stock under the USIP following a change in control. The following table sets forth an estimate of the potential compensation that may become payable under the USIP, the KEIP and the AIP upon a change in control of the Company. A change in control of the Company is deemed to have occurred upon the occurrence of certain transactions as defined in the USIP and specified above. The amounts provided are based upon the named executive officer’s compensation and service levels as of September 30, 2013, and if applicable, based on the closing price of the Company’s common stock on the NYSE on September 30, 2013, the last trading day of fiscal year 2013.

Name	Cash(1)($)	Unvested Value of Restricted Stock(2)($)	Total($)
Gregory E. Johnson	0 - 2,650,000	0 - 13,527,180	0 - 16,177,180

Kenneth A. Lewis	0 - 1,290,000	0 - 2,459,915	0 - 3,749,915

Vijay C. Advani	0 - 2,650,000	0 - 6,585,705	0 - 9,235,705

Jennifer M. Johnson	0 - 1,575,000	0 - 3,106,247	0 - 4,681,247

John M. Lusk	0 - 1,100,000	0 - 1,516,651	0 - 2,616,651

(1)	Amounts included in this column range from $0 to a maximum payment which is based on the executive’s fiscal year 2012 cash bonus.
(2)	Amounts included in this column range from $0 to a maximum payment which is based on the cash value of the executive’s unvested stock awards listed under the column “Stock Awards” in the “Outstanding Equity Awards at 2013 Fiscal Year-End” table above and determined at the discretion of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2013, the following directors served as members of the Compensation Committee: Messrs. Crocker (Chairman), Armacost, Barker, Hardiman, and Pigott. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2013, and no member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries or was a party to any disclosable related party transaction involving the Company. During fiscal year 2013, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by us under those statutes, the following report shall not be deemed to be “soliciting material,” or to be incorporated by reference into any prior filings or future filings made by the Company under those statutes.

REPORT OF THE AUDIT COMMITTEE

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Franklin Resources, Inc. currently consists of Chutta Ratnathicam (Chairman), Peter Barker, Laura Stein and Geoffrey Yang. Each of the members of the Audit Committee is independent as defined under the New York Stock Exchange listing standards and applicable law. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s function is more fully described in the Committee’s written charter, which is posted in the corporate governance section of the Company’s website at www.franklinresources.com/corp/pages/generic_content/corporate_governance/corporate_governance_charter.jsf.

REVIEW OF THE COMPANY’S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2013

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2013 with the Company’s management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Members of the Audit Committee:

Chutta Ratnathicam (Chairman)

Peter K. Barker

Laura Stein

Geoffrey Y. Yang

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, with the ratification of the stockholders, engaged PwC to perform an annual audit of the Company’s consolidated financial statements for fiscal year 2013.

The following table sets forth the approximate aggregate fees billed or expected to be billed to the Company by PwC for fiscal years 2013 and 2012 for the audit of the Company’s annual consolidated financial statements and for other services rendered by PwC.

	FISCAL YEAR
	2013	2012
	(in thousands)
Audit Fees (a)	$6,416	$6,259
Audit-Related Fees (b)	1,218	1,543
Tax Fees (c)	99	1,072
All Other Fees (d)	206	265

TOTAL FEES	$7,939	$9,139

(a)	The 2013 Audit Fees amount includes approximately $154,602 of fees related to fiscal year 2012 that were billed in fiscal year 2013 and the 2012 Audit Fees include approximately $367,076 of fees related to fiscal year 2011 that were billed in fiscal year 2012.
(b)	Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services related primarily to internal control examinations pursuant to the Statement on Standards for Attestation Engagements No. 16, consultation concerning financial accounting and reporting standards, attestation services, due diligence services and audits of employee benefit plans.
(c)	Tax Fees consist of tax return preparation, tax compliance, tax advice and tax planning services. For each of fiscal year 2013 and fiscal year 2012, tax return preparation and tax compliance services represented approximately $38,800 of the total amount of Tax Fees.
(d)	Other Fees includes $56,928 of fees that have been contracted with the Company but which are expected to be paid by a third party. The remainder of Other Fees consists principally of services rendered in connection with assistance in regulatory reporting in various jurisdictions and miscellaneous services provided to certain of our funds.

Note: For fiscal years 2013 and 2012, none of the fees for services described under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee pursuant to the pre-approval waiver requirements under 17 CFR 210.2-01(c)(7)(i)(C).

PRE-APPROVAL PROCESS AND POLICY

The audit and non-audit services provided to the Company and its subsidiaries by PwC, the independent auditors, during fiscal years 2013 and 2012 were pre-approved by the Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by PwC. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform.

Any requests for audit, audit-related, tax and other services must initially be submitted to the Company’s Chief Financial Officer. Any requests preliminarily approved by the CFO are then submitted to the Audit Committee for final pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings up to a designated approval amount, which amount for fiscal year 2013 was $50,000 (the “Chairman Approval Amount”), has been delegated to the Chairman of the Audit Committee. The decision of the Chairman to grant specific pre-approval of a service is presented to the Audit Committee at its scheduled meetings. If the estimated fees for proposed services exceed the Chairman Approval Amount, specific pre-approval by the entire Audit Committee is required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2013, Franklin Templeton Bank & Trust, F.S.B. and Fiduciary Trust, subsidiaries of the Company, provided banking services in the ordinary course of their business to certain directors and executive officers of the Company and members of their immediate families. The services included loans, deposits, trustee, custodian and investment management. Services were provided on substantially the same terms, including fees, interest rates and collateral that prevailed at the time for comparable services provided to other third parties in arms-length relationships and did not involve more than the normal risk of collectability or present other unfavorable features.

For fiscal year 2013, Charles B. Johnson, Chairman of the Board and a director of the Company until June 2013 and currently a Portfolio Manager for Franklin Advisers, Inc., who, among other family relationships, is the father of Gregory E. Johnson, Chairman of the Board, Chief Executive Officer and President and a director of the Company, Charles E. Johnson, a director of the Company and Jennifer M. Johnson, Executive Vice President and Chief Operating Officer of the Company, received a base salary of $162,500. Mr. C. B. Johnson did not receive a cash bonus in fiscal year 2013.

For fiscal year 2013, Rupert H. Johnson, Jr., Vice Chairman and a director of the Company, who, among other family relationships, is the uncle of Gregory E. Johnson, Charles E. Johnson and Jennifer M. Johnson, received a base salary of $180,000. Mr. R. H. Johnson did not receive a cash bonus in fiscal year 2013.

David A. Lewis, Sr., a senior trader for Franklin Templeton Services, LLC, is the brother of Kenneth A. Lewis, one of the Company’s named executive officers and the Executive Vice President and Chief Financial Officer of the Company. In fiscal year 2013, Mr. D. Lewis’s base salary was $193,167 and he received a bonus of $240,500 in cash and 2,967 shares of restricted stock.

Messrs. Charles B. Johnson, Rupert H. Johnson, Jr. and David A. Lewis, Sr. are entitled to receive medical, life and disability insurance coverage and other benefits available generally to employees of the Company and/or its subsidiaries.

Share Repurchases. Under a stock repurchase program authorized by the Board, the Company can repurchase shares of its common stock from time to time on the open market and in private transactions in accordance with applicable securities laws. Pursuant to this stock repurchase program, the Company repurchased shares of the Company’s common stock from, among others, certain directors, executive officers and greater than five percent (5%) beneficial owners of the Company’s common stock, and certain members of the immediate family of the foregoing persons, during fiscal year 2013. The price per share paid by the Company for repurchases is generally the average of the high and low price of the Company’s common stock on the NYSE on the repurchase date.

In order to pay taxes due in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the USIP, the Company uses a net stock issuance method, equivalent to a stock repurchase program, to pay such taxes. For shares repurchased in connection with the payment of taxes on vesting shares, the repurchase price is the closing price on the NYSE on the date of the transaction.

During fiscal year 2013, the Company repurchased shares of common stock from the persons listed below for the aggregate consideration shown.

Name and Title	Number of Shares Repurchased(a)		Aggregate Consideration($)
Vijay C. Advani,	40,417		1,832,023
Executive Vice President—Global Advisory Services
Charles B. Johnson,	300,000		12,839,000
Portfolio Manager, Franklin Advisers, Inc.
Rupert J. Johnson,	450,000		25,065,000
Vice Chairman
Kenneth A. Lewis,	14,242	(b)	647,534
Executive Vice President and Chief Financial Officer
John M. Lusk,	8,728		395,352
Executive Vice President—Investment Management
Craig S. Tyle,	5,461		251,085
Executive Vice President and General Counsel
William Y. Yun,	11,768		534,089
Executive Vice President—Alternative Strategies

(a)	Shares repurchased prior to July 25, 2013, have been adjusted to reflect a three-for-one stock split.
(b)	Amount does not include 855 shares repurchased by the Company for $39,324 from David A. Lewis, Sr., a senior trader for Franklin Templeton Services, LLC, a subsidiary of the Company, and the brother of Kenneth A. Lewis.

Management and Use of AC Travel Aircraft. A wholly-owned subsidiary of the Company entered into an amended and restated aircraft management agreement, effective as of June 1, 2008, with AC Travel, LLC (“AC Travel”), an entity owned and controlled by Charles B. Johnson, Chairman of the Board and a director of the Company until June 2013 and currently a Portfolio Manager for Franklin Advisers, Inc., to manage the operations of a Gulfstream III aircraft (the “G-III”) and a Gulfstream G550 aircraft (the “G550”), both of which are owned by AC Travel. We refer to the G-III and the G550 as the “Aircraft”. Under the management agreement, the subsidiary: (a) provides consulting and management services for the operations of the Aircraft; (b) provides flight crew personnel, including coordinating training of such personnel; (c) arranges for maintenance of the Aircraft; and (d) arranges for insurance and a hangar for Aircraft storage and also provides other administrative services. The initial term of the amended and restated agreement ended on May 31, 2009, with automatic one-year renewals thereafter, subject to cancellation by either party. Our subsidiary receives a monthly management fee of $10,000 for the G550 and $3,000 for the G-III for administrative services. Out-of-pocket costs incurred under the amended and restated management agreement for services provided are either reimbursed by, or passed through to and paid by, AC Travel.

Charles B. Johnson and the Company entered into an amended and restated reimbursement agreement, effective as of January 1, 2008, to provide for the terms of reimbursement when Mr. C. B. Johnson uses the G550 in connection with his travels on Company business. Pursuant to the terms of the reimbursement agreement, the Company reimburses Mr. C. B. Johnson for costs incurred in connection with his business travel on behalf of the Company on the G550, including costs for landing, parking, hangar, tie-down, handling, customs, regulatory fees and charges, in-flight catering, pilot and crew costs and communication charges. Under the agreement, the amount reimbursed by the Company is not to exceed $750,000 on an annual basis without the prior written consent of the Board’s Audit Committee. In addition, the fees reimbursed may not exceed the fair market value to charter a G550 aircraft from an independent third party. The initial term of the amended and restated agreement ended on December 31, 2008, with automatic one-year renewals thereafter, subject to cancellation by either party. The agreement automatically terminates upon Mr. C. B. Johnson’s termination of employment with the Company. In accordance with the reimbursement agreement, the Company reimbursed Mr. C. B. Johnson $159,058 for use of the G550 for Company business purposes during fiscal year 2013.

Office Lease. In October 2009, the Board approved a three-year fixed term extension of a lease of approximately 5,495 square feet of office space owned by the Company in San Mateo, California with Tano Capital, LLC (“Tano”), a company owned by Charles E. Johnson, a director of the Company, brother of Gregory E. Johnson and Jennifer M. Johnson and nephew of Rupert H. Johnson, Jr. In November 2012, Tano and the Company entered into an amendment extending the original lease for a fixed five-year term. The lease amendment reduces the office space leased by Tano on the San Mateo campus from 5,495 square feet to 4,125 square feet. The periodic payments due under the lease extension are $148,500 per annum. The aggregate amount of all periodic payments due under the lease during fiscal year 2013 was $149,478. The fiscal year 2013 effective return to the Company from the Tano lease was slightly higher than the fiscal year 2013 effective return realized by the Company from the other three tenants who have leased space on the Company’s San Mateo campus.

Private Equity Fund Investment. On July 6, 2011, Franklin Templeton Capital Holdings Private Limited, a subsidiary of the Company, entered into an agreement to make a $25 million dollar investment commitment to Tano India Private Equity Fund II (“Tano Fund”). Tano Mauritius Investments, which is the investment manager and a Class B and Class C shareholder of the Tano Fund, is a direct subsidiary of Tano Capital, LLC, which is owned by Charles E. Johnson. During fiscal year 2013, capital calls in an aggregate total of $4,155,436 were made.

RELATED PERSON TRANSACTION POLICY

Related Person Transaction Policy. The Board of Directors has adopted a Related Person Transaction Policy (“Related Person Transaction Policy”) to address the reporting, review, approval and ratification of related person transactions. Related persons include the Company’s executive officers, directors and director nominees, holders of more than five percent (5%) of a class of the Company’s voting securities, and immediate family members of the foregoing persons. A “related person transaction” means a transaction or series of transactions in which the Company participates and a related person has a direct or indirect interest. Examples include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees. Transactions with related persons which are for Company business purposes, compensation of directors approved by the Board and compensation arrangements approved by the Compensation Committee are not considered related person transactions. All related person transactions are required to be reported to the Audit Committee. However, the Audit Committee has the authority to determine categories of related person transactions that are immaterial and not required to be disclosed and that need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee. Pursuant to the Related Person Transaction Policy, the following related person transactions need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee:

•

The establishment or maintenance of a banking, trading, investment management, custody or other account with an affiliate of the Company, if the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course to persons who are not related persons.

•

Accounts invested in shares of one or more investment companies or portfolios in Franklin Templeton Investments (“FT Fund”) that are established and/or maintained by a related person on terms set forth in the applicable FT Fund prospectus or other disclosure documents.

•

The extension or maintenance of credit, arrangements for the extension of credit, or renewals of an extension of credit, in the form of a personal home improvement or manufactured home loan, consumer credit, any extension of credit under an open end credit plan or a charge card, if such loan, consumer credit, extension of credit or charge card otherwise is permitted to such related person under the terms of Section 13(k) of the Exchange Act, whether or not such person is subject to such Section 13(k).

•

Gross-ups and perquisites and other personal benefits from the use of Company owned or provided assets, including but not limited to personal use of Company-owned or provided aircraft and property, not used primarily for Company business purposes that, in the aggregate, are less than $10,000 in any fiscal year.

Audit Committee Review and Approval. Every quarter the Audit Committee reviews related person transactions. Such transactions involving an estimated amount of $120,000 or more require the approval or ratification of the Audit Committee. In connection with approving or ratifying a related person transaction, the Audit Committee will consider the relevant facts and circumstances of the transaction and any of the following factors that are relevant:

•	The position or relationship of the related person at or with the Company;

•	The materiality of the transaction to the related person, including the dollar value of the transaction;

•	The business purpose for and reasonableness of the transaction;

•

Whether the related person transaction is comparable to a transaction that could be available on an arms-length basis or is on the terms that the Company offers generally to persons who are not related persons;

•	Whether the related person transaction is in the ordinary course of the Company’s business; and

•	The effect of the transaction on the Company’s business and operations.

In addition, the Audit Committee has the authority to pre-approve certain categories of related person transactions, which transactions must still be reported to the Audit Committee at least annually. The Audit Committee has determined that Company purchases of shares of its common stock to pay taxes due by employees in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the USIP are pre-approved, but should be reported to the Audit Committee annually. The Audit Committee may delegate its authority to review, approve or ratify specified related person transactions to one or more members of the Audit Committee between scheduled committee meetings. Any determination made pursuant to this delegated authority must be presented to the full Audit Committee at a subsequent meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and 10% stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with during fiscal year 2013 except that, inadvertently, one untimely filing with respect to three gift transactions in fiscal year 2013 was made by Anne M. Tatlock.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2014 and to audit the Company’s internal control over financial reporting as of September 30, 2014. During and for the fiscal year ended September 30, 2013, PricewaterhouseCoopers LLP audited and rendered opinions on the financial statements of the Company and certain of its subsidiaries and many of the open-end and closed-end investment companies managed and advised by the Company’s subsidiaries. PricewaterhouseCoopers LLP also rendered an opinion on the Company’s internal control over financial reporting as of September 30, 2013. In addition, PricewaterhouseCoopers LLP provides the Company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other consulting services not prohibited by applicable auditor independence requirements. See “Fees Paid to Independent Registered Public Accounting Firm” above. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014. The voting requirements for this proposal are described in the “Voting Information” section. If the appointment is not ratified, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PROPOSAL NO. 3

APPROVAL OF THE ADOPTION OF THE FRANKLIN RESOURCES, INC.

2014 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN

The Company’s stockholders are being asked to approve the adoption of the Franklin Resources, Inc. 2014 Key Executive Incentive Compensation Plan (the “Plan” or the “2014 KEIP”). The 2014 KEIP is intended to qualify as a “performance-based compensation” plan under Section 162(m) of the Code. We are submitting the 2014 KEIP for stockholder approval at the Annual Meeting so that certain payments made to certain of our executive officers may qualify as performance-based compensation that is fully deductible for federal income tax purposes. The 2014 KEIP is designed to replace the Franklin Resources, Inc. 2004 Key Executive Incentive Compensation Plan.

The Plan became effective December 10, 2013, the date on which the Plan was adopted by the Company’s Board of Directors, subject to stockholder approval. Stockholder approval of the Plan requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voted at the Annual Meeting. Abstentions are treated as shares present or represented and are counted in the tabulation of the votes cast on this proposal. Abstentions accordingly have the same effect as voting against this proposal. Shares held by brokers who do not have discretionary authority to vote on this proposal and who have not received voting instructions from the beneficial owners are not counted or deemed to be present or represented for the purpose of determining whether this proposal has been approved. If the Plan is not so approved by the stockholders, the Plan will not become effective and no awards will be paid under the Plan.

The following summary describes the material features of the 2014 KEIP, but is not intended to be complete and is qualified in its entirety by reference to the 2014 KEIP, attached as Appendix A to this Proxy Statement. If stockholders do not approve the 2014 KEIP, our Compensation Committee will be unable to grant awards exempt from the $1 million deduction limitation under Section 162(m) of the Code to eligible executive officers under the Plan.

Purpose of the 2014 KEIP

The Plan provides the Company’s key employees with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to increase stockholder value and the success of the Company by motivating key employees to perform to the best of their abilities and achieve the Company’s objectives.

Administration of the 2014 KEIP

The Plan is administered by the Compensation Committee in accordance with the requirements of Section 162(m) of the Code. The Compensation Committee has all discretion and authority necessary or appropriate to administer the 2014 KEIP and interpret the provisions of the 2014 KEIP, consistent with qualification of the 2014 KEIP as performance-based compensation under Section 162(m) of the Code.

Eligibility to Receive Awards

Key employees of the Company and its subsidiaries are eligible to participate in the 2014 KEIP. Participation in the 2014 KEIP by any particular key employee for a specific performance period is determined by the Compensation Committee in its discretion. In selecting participants for the 2014 KEIP, the Compensation Committee chooses employees of the Company and its subsidiaries who are likely to have a significant impact on Company performance. Participation is in the discretion of the Compensation Committee, but it currently is expected that fewer than 10 key employees will participate each year.

Award Pool and Maximum Award

The amount of the award pool available to fund awards for any performance period is equal to 1.25% of pre-bonus operating income or PBOI for such performance period. PBOI is the consolidated operating income of the Company, calculated before non-operating interest, taxes and extraordinary items, and before the accrual of any actual awards under the 2014 KEIP and any incentive awards under Company’s Annual Incentive Compensation Plan, or any successor plan, in each case determined in a manner consistent with the Company’s consolidated statement of income for the applicable performance period. The maximum award that may be paid to any participant for any performance period is the amount equal to 40% of the award pool. The performance period is the twelve-month period beginning on the first day of each fiscal year of the Company, beginning with October 1, 2013.

Target Awards and Performance Goals

For each performance period, and before any actual award is paid to any participant, the Compensation Committee establishes in writing: (1) a target award for each participant, (2) the performance goals which must be achieved in order for the participant to be paid a target award, and (3) the payout formula for determining the actual award paid to a participant. The payout formula will be based on a comparison of actual performance to the performance goals, provide for the payment of a participant’s target award if the performance goals for a relevant performance period are achieved, and provide for an actual award that is greater or less than a participant’s target award depending upon the extent to which actual performance exceeds or falls below the performance goals. However, the total of all participants’ individual payout formulas may not exceed 100% of the award pool. The Committee may set performance goals which differ from participant to participant.

A participant’s target award may be (1) expressed as a percentage of his or her base salary, (2) expressed as a percentage of an award pool, or (3) a specified amount determined by the Compensation Committee.

Determination and Payment of Actual Awards

After the end of each performance period, and before any actual award is paid to any participant under the Plan, the Compensation Committee must determine and certify in writing: (1) the amount of PBOI for such performance period, (2) the amount of the award pool for such performance period, and (3) the extent to which the performance goals applicable to each participant for such performance period were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the payout formula to the level of actual performance which has been certified by the Compensation Committee. However, the Compensation Committee retains discretion to adjust the actual award payable to any participant above or below (including to zero) that which would otherwise be payable under the applicable formula; however, no such adjustment may result in: (1) aggregate award payouts for all participants under the Plan for the performance period exceeding 100% of the award pool, (2) any individual participant’s actual award under the Plan exceeding 40% of the award pool, or (3) an increase in any other participant’s actual award under the Plan.

The Plan contains a continuous employment requirement. If a participant terminates employment with the Company: (i) for any reason after the end of the applicable performance period but prior to the award payment date, he or she will be entitled to the payment of the actual award for the performance period; (ii) for any reason other than death, disability or retirement, the Compensation Committee will proportionately adjust his or her actual award based on the date of termination or (iii) due to death, disability or retirement, he or she will be entitled to the payment of the actual award for the performance period; however, in each of these cases the Compensation Committee may adjust his or her actual award based on such considerations as the Compensation Committee deems appropriate, such as the circumstances surrounding the participant’s termination of employment.

Actual awards under the 2014 KEIP are payable no later than March 15 of the calendar year following the calendar year which includes the last day of the performance period. These awards are generally payable in both cash and Company stock (either fully vested or subject to vesting) issued under the Company’s 2002 Universal Stock Incentive Plan or successor equity compensation plan. However, the Compensation Committee reserves the right to determine the percentages of the award to be paid in cash and Company stock, and to declare any award wholly or partially payable in cash or Company stock.

Amendment and Termination of the 2014 KEIP

The Company’s Board may amend or terminate the 2014 KEIP at any time and for any reason, but any amendment to the 2014 KEIP will be subject to stockholder approval to the extent required to ensure the 2014 KEIP’s qualification under Section 162(m) of the Code.

Assignability and Transferability

Awards under the 2014 KEIP are not assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

New Plan Benefits

It is not possible at this time to determine whether any awards will be made under the 2014 KEIP for future fiscal years. The Compensation Committee has granted awards under the 2014 KEIP for fiscal year 2014, however such awards will only be payable if the stockholders approve the adoption of the 2014 KEIP pursuant to this proposal, the award pool is funded, and performance goals are achieved. A participant may receive a reduced amount or no payout at all depending on the level of performance achieved. The Compensation Committee of the Board of Directors also has the authority to adjust any award in its discretion, as described above in this proposal. The Summary Compensation Table on page 44 of this Proxy Statement sets forth the actual awards that the Compensation Committee determined to pay to the Company’s named executive officers under the Company’s 2004 Key Executive Incentive Compensation Plan for fiscal year 2013.

RECOMMENDATION OF THE BOARD

The affirmative vote of the holders of shares of common stock having a majority of the votes present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote is required for the approval of the 2014 KEIP. If the Company’s stockholders do not approve the 2014 KEIP, the Company will not be able to grant bonuses that qualify as performance-based compensation eligible to be deducted under Code Section 162(m) under the 2014 KEIP.

The Board of Directors believes that the approval of the 2014 KEIP is in the best interest of the Company and its stockholders and recommends that the stockholders vote “FOR” this proposal.

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, we are holding an advisory vote for stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. We currently provide an advisory vote on executive compensation every three years pursuant to our stockholders’ selection of such frequency at our 2011 annual meeting. Therefore, the next vote on executive compensation following the vote on Proposal No. 4 will occur in 2017.

While this vote is advisory and therefore not binding on the Company, the Compensation Committee and the Board will carefully review the voting results and take into account the outcome of the vote when making future executive compensation decisions.

As described in detail in the section entitled, “Executive Compensation—Compensation Discussion and Analysis”, we believe that executive compensation should be linked with the Company’s performance and significantly aligned with the interests of the Company’s stockholders. In addition, our executive compensation practices are designed to allow the Company to recruit, retain and motivate employees who play a significant role in the Company’s current and future success. Our compensation programs are reviewed annually to ensure that they do not promote excessive risk taking. We encourage stockholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure contained in this Proxy Statement.

RECOMMENDATION OF THE BOARD

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers for fiscal year 2013 on an advisory basis.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

A common stockholder of the Company, has advised us that he will ask you to vote on his proposal at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Genocide-free Investing Proposal

Mr. William L. Rosenfeld, 3404 Main Campus Drive, Lexington MA 02421, the holder of 300 shares of the Company’s common stock as of September 17, 2013, has submitted the following proposal:

WHEREAS

We believe that:

1.	Investors do not want their investments to help fund genocide.

a)	While reasonable people may disagree about socially responsible investing, few want their investments to help fund genocide.

b)	KRC Research’s 2010 study showed 88% of respondents want their mutual funds to be genocide-free.

c)	Millions of investors have voted for genocide-free investing proposals similar to this one, submitted by supporters of Investors Against Genocide, despite active management opposition.

d)	In 2012, a genocide-free investing proposal passed decisively, 59.8% to 10.7% with 29.5% abstaining.

2.	Franklin Resources, Inc. exercises investment discretion over its own assets and, through investment management contracts, those of Franklin and Templeton mutual funds.

3.	The example of PetroChina shows that, current policies do not adequately support genocide-free investing because Franklin Resources and the funds it manages:

a)	Are large shareholders of PetroChina, reporting beneficial ownership of 1,470,026,753 shares (7% of the class outstanding) as of December 31, 2012. PetroChina, through its controlling shareholder, China National Petroleum Company, is Sudan’s largest business partner, thereby helping fund ongoing government-sponsored genocide and crimes against humanity.

b)	Claim to consider “social and political issues in their risk assessment of individual fund holdings,” but maintained large holdings of PetroChina long after being made aware of PetroChina’s connection to genocide, an inherent risk factor.

c)	Excused holding PetroChina by saying “engagement is better than departure” while providing no evidence of effective engagement.

d)	Made investments in PetroChina that, while legal, are inconsistent with U.S. sanctions explicitly prohibiting transactions relating to Sudan’s petroleum industry.

4.	Individuals, through ownership of shares of Franklin Resources and its funds, may inadvertently invest in companies that help support genocide. With no policy to prevent these investments, Franklin Resources may at any time add or increase holdings in problem companies.

5.	No sound reasons prevent having a genocide-free investing policy because:

a)	Ample alternative investments exist.

b)	Avoiding problem companies need not have a significant effect on investment performance, as shown in Gary Brinson’s classic asset allocation study.

c)	Appropriate disclosure can address any legal concerns regarding the exclusion of problem companies.

d)	Management can easily obtain independent assessments to identify companies connected to genocide.

e)	Other large financial firms such as T. Rowe Price and TIAA-CREF have avoided investments connected to genocide by divesting problem companies such as PetroChina.

f)	Investor action can influence foreign governments, as in South Africa. Similar action on Talisman Energy helped end the conflict in South Sudan.

RESOLVED

Shareholders request that the Board institute transparent procedures to avoid holding or recommending investments in companies that, in management’s judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. Such procedures may include time-limited engagement with problem companies if management believes that their behavior can be changed. In the rare case that the company’s duties as an advisor require holding these investments, the procedures should provide for prominent disclosure to help shareholders avoid unintentionally holding such investments.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Our approach to effecting change differs from that expressed in the proposal. The conditions in the Darfur region of Sudan are deplorable, and we support efforts toward positive and meaningful reform there. We also recognize and are respectful of the fact that there are many different perspectives and opinions on the best way to approach this and similar issues. We believe that fostering economic and business development through investment can often help in achieving reforms.

The Company has responsibilities to our stockholders and our investment adviser subsidiaries have responsibilities to the clients on whose behalf they hold securities. The Company must act in what it believes to be the best interests of the corporation and its stockholders, including with respect to decisions on how to invest its capital. Its subsidiaries that advise mutual funds have responsibilities to the fund shareholders to make investment decisions that are consistent with the investment guidelines contained in a fund’s prospectus. In keeping with these obligations, our investment advisers consider all material factors in assessing the merits of an investment and seek to achieve the best investment results for the funds they advise, consistent with stated investment goals and policies. We are concerned that the stockholder proposal, if implemented, would create a conflict of interest for our investment adviser subsidiaries in having to choose between their fiduciary duty to their clients to exercise investment discretion independently of the Company, and the social objectives of an indirect owner of our investment adviser subsidiaries (Mr. Rosenfeld).

The Franklin Templeton Investments organization considers human rights as part of the investment management process. We recognize that human rights, environmental, social and governance issues have the potential to affect the performance of an investment and, therefore, believe that consideration of these issues should be incorporated into mainstream investment analysis and decision-making processes. We believe that our investment approach, which considers these issues on an investment-by-investment basis and as part of the overall investment management process, is preferable to the approach recommended by this stockholder proposal.

The Company and its subsidiaries comply with all applicable legal and regulatory restrictions on investments. United States law prohibits investments in companies owned or controlled by the government of

Sudan. Our investment advisers are committed to complying fully with these investment sanctions and any additional investment sanctions that the United States government might enact with respect to companies doing business in Sudan or any other country. We recognize and respect that investors, including those investing in the funds our investment advisers manage, have other investment opportunities open to them should they wish to avoid investments in certain companies or countries. However, we do not believe that adding additional procedures limiting otherwise lawful investments and our investment advisers’ ability to select the best investments for their investors would be in the best interests of our stockholders or the shareholders in the funds our subsidiaries advise.

An overwhelming majority of the Company’s shareholders rejected this proposal last year. The proponent submitted an identical proposal for the 2013 Annual Meeting. Over 90% of the Company shares voting on the proposal either voted against the proposal or abstained; less than 9% of the Company’s shares voting on the proposal were voted in favor of the proposal.

Accordingly, the Board recommends a vote AGAINST this proposal.

ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS AT 2015 ANNUAL MEETING

If a stockholder intends to present any proposal for inclusion in the Company’s proxy statement in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, for consideration at the Company’s 2015 annual meeting of stockholders, the proposal must be received by the Secretary of the Company by September 25, 2014. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

The Company’s Amended and Restated Bylaws contain an advance notice of stockholder business and nominations requirement (Section 2.3 of the Amended and Restated Bylaws), which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. As specified in the Amended and Restated Bylaws, different notice deadlines apply in the case of a special meeting, or when the date of an annual meeting is more than 30 days before or after the first anniversary of the prior year’s meeting. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in the Amended and Restated Bylaws, the Company may disregard such nomination or proposal.

Accordingly, if a stockholder of the Company intends, at the Company’s 2015 annual meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on September 25, 2014, and not earlier than the close of business on August 26, 2014, and comply with the requirements of the Amended and Restated Bylaws. If a stockholder submits a proposal outside of Rule 14a-8 for the Company’s 2015 annual meeting of stockholders and such proposal is not delivered within the time frame specified in the Amended and Restated Bylaws, the Company’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of the Company to vote on such proposal.

Notices should be addressed in writing to: Maria Gray, Secretary, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906.

CONTACT THE BOARD OF DIRECTORS

Stockholders and others may contact the Board, the non-management directors, the independent directors or any other individual director by sending a written communication appropriately addressed to:

Board of Directors

Franklin Resources, Inc.

c/o Maria Gray, Secretary

One Franklin Parkway

San Mateo, CA 94403-1906

You may specify whether you would prefer to direct your communication to the full Board of Directors, only the non-management directors or any other particular individual director. Stockholders making such communications are encouraged to state that they are stockholders and provide the exact name in which their shares are held and the number of shares held.

In addition, the Company has established separate procedures for its employees to submit concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the Company’s Code of Ethics and Business Conduct, securities laws or other laws, which are available on the Company’s Intranet.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of the Directors by sending a written communication appropriately addressed to:

Audit Committee

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, CA 94403-1906

ELECTRONIC ACCESS TO PROXY MATERIALS AND DIRECTIONS

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of proxy materials, the Company’s proxy materials, including this Proxy Statement and our Annual Report, are available for you to review online. To request a paper copy of proxy materials, please call 1-800-579-1639, or you may request a paper copy by email at sendmaterial@proxyvote.com, or by logging onto www.proxyvote.com.

For directions to the Annual Meeting site, please visit our website at:

www.franklintempleton.com/retail/pages/generic_content/global_nav/contact_us/pub/offices_us.jsf

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the Company’s common stock will be householding the Company’s Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials). If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials (or proxy material, if applicable), please notify your bank or broker, or contact Investor Relations, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906, Telephone (650) 312-4091. The Company undertakes, upon oral or written request, to deliver promptly a separate copy of the Company’s Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) at their address and would like to request householding of their communications should contact their bank or broker or Investor Relations at the contact address and telephone number provided above.

THE ANNUAL REPORT

The Company’s Annual Report for fiscal year 2013 is available for viewing on the Company’s website at www.franklinresources.com at “Annual Meeting Materials” under “Investor Relations—Stockholder Services”. Please read it carefully. However, the financial statements and the Annual Report do not legally form any part of this proxy soliciting material.

ANNUAL REPORT ON FORM 10-K

The Company filed with the SEC an annual report on Form 10-K for fiscal year ended September 30, 2013. Stockholders may obtain a copy, without charge, by visiting the Company’s website at www.franklinresources.com.

The Company will provide a copy of the fiscal year 2013 annual report on Form 10-K, including the financial statements and financial schedules, upon written request to the Company’s Secretary, Maria Gray, at the Company’s principal executive offices, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906. Additionally, we will provide copies of the exhibits to the annual report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

By order of the Board of Directors,

Maria Gray

Secretary

January 23, 2014

APPENDIX A

FRANKLIN RESOURCES, INC.

2014 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Franklin Resources, Inc. hereby establishes the Franklin Resources, Inc. 2014 Key Executive Incentive Compensation Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key employees (a) to perform to the best of their abilities and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such key employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan shall become effective as of December 10, 2013, the date on which the Plan is adopted by the Board, provided that the Plan is approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company which are present or represented and entitled to vote and voted at the Company’s annual meeting during calendar year 2014, and if the Plan is not so approved by the Company’s shareholders, the Plan and any awards under the Plan shall not be effective, no such awards shall be paid, and the Plan and any such awards shall thereupon be deemed null and void ab initio. From and after the effective date of the Plan, the Company’s 2004 Key Executive Incentive Compensation Plan (the “2004 Plan”) shall be terminated and no further awards shall be made under the 2004 Plan.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. An Actual Award is determined by the Payout Formula for the Performance Period, as applicable, subject to the Committee’s authority under Section 3.6 to adjust the award otherwise determined by the Payout Formula.

2.2 “Award Pool” means the total dollars (if any) designated pursuant to the Plan to fund Actual Awards payable for any Performance Period, and the amount of the Award Pool for any Performance Period shall be equal to 1.25% of PBOI for such Performance Period.

2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annualized salary rate on the last day of such Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Beneficiary” means the person(s) or entity(ies) designated to receive payment of an Actual Award in the event of a Participant’s death in accordance with Section 4.5 of the Plan. The Beneficiary designation shall be effective when it is submitted in writing to and received by the Company’s human resources department during the Participant’s lifetime on a Beneficiary Designation form provided by the Company. The submission of a new Beneficiary Designation form shall cancel all prior Beneficiary designations.

2.5 “Board” means the Company’s Board of Directors.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.7 “Committee” means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m). Notwithstanding the foregoing, the failure of a Committee member to qualify as an “outside director” shall not invalidate the payment of any Actual Award under the Plan.

2.8 “Company” means Franklin Resources, Inc., a Delaware corporation.

2.9 “Determination Date” means as to any Performance Period: (a) the first day of the Performance Period, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.10 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Company from time to time.

2.11 “Maximum Award” means as to any Participant for any Performance Period, the amount equal to 40% of the Award Pool for such Performance Period. The Maximum Award is the maximum amount which may be paid to a Participant pursuant to the Plan for any Performance Period.

2.12 “Participant” means as to any Performance Period, a key employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.13 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.5, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.14 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more measures determined by the Committee in its discretion.

2.15 “Performance Period” means the 12-month period beginning on the first day of each fiscal year of the Company, commencing with the fiscal year that began on October 1, 2013.

2.16 “Pre-Bonus Operating Income” or “PBOI” means the consolidated operating income of the Company, calculated before non-operating interest, taxes and extraordinary items, and before the accrual of any Actual Awards under the Plan and any incentive awards under Company’s Amended and Restated Annual Incentive Compensation Plan, or any successor plan, in each case determined in a manner consistent with the Company’s consolidated statement of income for the applicable Performance Period.

2.17 “Retirement” means retirement from service to the Company after reaching age fifty-five (55) with at least ten (10) years of service to the Company or a subsidiary of the Company, including service to any entity that is acquired by the Company or a subsidiary of the Company.

2.18 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period as determined by the Committee in accordance with Section 3.4 and may be (a) expressed as a percentage of his or her Base Salary, (b) expressed as a percentage of the Award Pool, or (c) a specified amount determined by the Committee in accordance with Section 3.4.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the key employees who shall be Participants for any Performance Period. In selecting Participants, the Committee shall choose employees who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Performance Periods.

3.2 Award Pool. The funding of the Award Pool, if any, for a Performance Period shall be dependent on the Company’s attainment of Pre-Bonus Operating Income for such Performance Period.

3.3 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.4 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.5 Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding any other provision of the Plan to the contrary,(i) in no event shall awards representing more than 100% of the Award Pool for a Performance Period be granted or paid to Participants with respect to such Performance Period, (ii) no individual Participant’s Actual Award under the Plan may exceed the Maximum Award and (iii) the failure for any reason of a Participant to earn all or part of an Actual Award or the reduction of any Participant’s Actual Award by the Committee pursuant to Section 3.6 of the Plan shall not result in any increase in any other Participant’s Actual Award.

3.6 Determination of Actual Awards. After the end of each Performance Period, and before any Actual Award is paid to any Participant, the Committee shall determine and certify in writing (a) the amount of Pre-Bonus Operating Income for such Performance Period, (b) the amount of the Award Pool for such Performance Period and (c) the extent to which the Performance Goals applicable to each Participant for such Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by the Committee by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, but subject to the last sentence of Section 3.5, the Committee, in its sole discretion, may increase, eliminate or reduce the Actual Award payable to any Participant from that which otherwise would be payable under the Payout Formula.

3.7 Termination Prior to the Date the Actual Award for the Performance Period is Paid. If a Participant terminates employment with the Company for any reason after the end of the applicable Performance Period but prior to the date the Actual Award for such Performance Period is paid, the Participant shall be entitled to the payment of the Actual Award for the Performance Period subject to adjustment under Section 3.6 based on the circumstances surrounding such termination of employment.

3.8 Termination Prior to End of the Performance Period for Reasons other than Death, Disability or Retirement. If a Participant terminates employment with the Company prior to the end of the applicable

Performance Period for any reason other than death, Disability or Retirement, the Committee shall reduce the Participant’s Actual Award proportionately based on the date of termination (and subject to further adjustment under Section 3.6 based on the circumstances surrounding such termination of employment).

3.9 Termination Prior to the End of the Performance Period Due to Death, Disability or Retirement. If a Participant terminates employment with the Company prior to the end of the applicable Performance Period due to death, Disability or Retirement, the Participant (or in the case of the Participant’s death, the person who acquired the right to payment of the Actual Award pursuant to Section 4.5) shall be entitled to the payment of the Actual Award for the Performance Period subject to adjustment under Section 3.6.

3.10 Leave of Absence. If a Participant is on a leave of absence at any time during a Performance Period, the Committee may reduce his or her Actual Award proportionately based on the duration of the leave of absence (and subject to adjustment under Section 3.6).

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made no later than March 15 of the calendar year following the calendar year which includes the last day of the Performance Period during which the Award was earned, but in all events during such following calendar year.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a stock bonus granted under the Company’s 2002 Universal Stock Incentive Plan (the “2002 Plan”) or successor equity compensation plan (subject to the limit on the maximum number of shares that may be issued under the 2002 Plan or successor equity compensation plan and any additional limitations on the maximum number of shares that may be awarded to any individual in any fiscal or calendar year under the 2002 Plan or successor equity compensation plan, as applicable). The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be defined as provided in the 2002 Plan or successor equity compensation plan. Any shares issued pursuant to a stock bonus granted under the 2002 Plan or successor equity compensation plan may be either fully vested or subject to vesting.

4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. Any such arrangement shall be designed in a manner that is intended to be exempt from, or comply with, the requirements of Section 409A of the Code.

4.5 Payment in the Event of Death. Subject to Section 3.9, if a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Performance Period, the Actual Award shall be paid to the Participant’s Beneficiary. If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to payment of an Actual Award, then the Committee shall direct the payment of such Actual Award to the Participant’s estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent consistent with applicable laws (including the provisions of Section 162(m) of the Code) and the rules and regulations of the principal securities market on which the Company’s securities are listed or qualified for trading.

SECTION 6

GENERAL PROVISIONS

6.1 Nonassignability and Nontransferability. A Participant shall have no right to assign any interest under this Plan. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 4.5. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Performance Period or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California, with the exception of California’s conflict of laws provisions.

6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

6.6 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.7 Section 409A. The Plan and any payments under the Plan are intended to comply with or be exempt from Section 409A of the Code, and the Plan and any associated documents shall be interpreted and construed in a manner that establishes compliance with (or an exemption from) the requirements of Code Section 409A. Any terms of the Plan that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Plan (or of any award) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted in a manner consistent with such intent. If, notwithstanding the foregoing provisions of this Section 6.7, any provision of the Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company shall interpret or reform such provision in a manner intended to avoid the incurrence of any such additional tax or interest; provided that the Company shall maintain, to the extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A. Although the Company intends to administer the Plan so that awards and payments under the Plan will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any award or payment under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of any award or payment under the Plan.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

ONE FRANKLIN PARKWAY SAN MATEO, CA 94403-1906	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 11, 2014. Franklin Templeton 401(k) Retirement Plan participants and Franklin Resources, Inc. 1998 Employee Stock Investment Plan participants who hold shares at Computershare must vote by 2:00 p.m. Eastern Time on March 7, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 11, 2014. Franklin Templeton 401(k) Retirement Plan participants and Franklin Resources, Inc. 1998 Employee Stock Investment Plan participants who hold shares at Computershare must vote by 2:00 p.m. Eastern Time on March 7, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING VIA THE INTERNET OR BY TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M65316-P43949-Z61736 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

   FRANKLIN RESOURCES, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.     Election of Directors

		For	Against	Abstain
Nominees:

1a.	Samuel H. Armacost	☐	☐	☐

1b.	Peter K. Barker	☐	☐	☐

1c.	Charles E. Johnson	☐	☐	☐

1d.	Gregory E. Johnson	☐	☐	☐

1e.	Rupert H. Johnson, Jr.	☐	☐	☐

1f.	Mark C. Pigott	☐	☐	☐

1g.	Chutta Ratnathicam	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

			For	Against	Abstain

	1h.	Laura Stein	☐	☐	☐

	1i.	Anne M. Tatlock	☐	☐	☐

	1j.	Geoffrey Y. Yang	☐	☐	☐

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.		☐	☐	☐

3.	To approve the adoption of the Franklin Resources, Inc. 2014 Key Executive Incentive Compensation Plan.		☐	☐	☐

4.	To approve by advisory vote, the compensation of the Company’s named executive officers.		☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:
5.	A stockholder proposal, if properly presented at the Annual Meeting.		☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Admission Ticket – Not Transferable

FRANKLIN RESOURCES, INC.

2014 Annual Meeting of Stockholders

March 12, 2014, 10:00 am PT

H.L. Jamieson Auditorium

One Franklin Parkway, Building 920

San Mateo, California 94403

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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FRANKLIN RESOURCES, INC.
This proxy card/voting instruction form is solicited on behalf of the Board of Directors

With this proxy, the stockholder signing on the reverse side appoints Gregory E. Johnson, Rupert H. Johnson, Jr. and Maria Gray (the “proxy holders”), or any one of them, as the stockholder’s proxies with full power of substitution. The stockholder appoints the proxy holders collectively and as individuals, to vote all the stockholder’s shares of Franklin Resources, Inc. (the “Company”) common stock at the Annual Meeting of Stockholders, and at any and all adjournments or postponements of the meeting, on the matters set forth on the reverse side of this card. This proxy card also provides voting instructions for Franklin Templeton 401(k) Retirement Plan participants and Franklin Resources, Inc. 1998 Employee Stock Investment Plan participants who hold shares at Computershare as described in the proxy statement. The Annual Meeting of Stockholders will be held on Wednesday, March 12, 2014, at 10:00 a.m., Pacific Time, in the H.L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California.

The Board of Directors has solicited this proxy and it will be voted as specified on this proxy card on the proposals proposed by the Company listed on the reverse side. If you do not mark any votes or abstentions, this proxy will be voted FOR all nominees to the Board of Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014, FOR the adoption of the Franklin Resources, Inc. 2014 Key Executive Incentive Compensation Plan, FOR the approval by advisory vote of the compensation of the Company’s named executive officers and AGAINST the stockholder proposal. If any other matters come before the meeting to be voted on, the proxy holders named in this proxy will vote, act and consent on those matters in their discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on the reverse side. Must be signed and dated on the reverse side.

Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.